SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3 to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Hotel Outsource Management International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6719	13-4167393
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

80 Wall Street, Suite 815
New York, New York 10005
(212) 344-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrea I. Weinstein, Esq.
Schonfeld & Weinstein, L.L.P.
80 Wall Street, Suite 815
New York, New York
(212) 344-1600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Andrea I. Weinstein, Esq. Joel Schonfeld, Esq. Schonfeld & Weinstein, L.L.P. 80 Wall Street, Suite 815 New York, New York 10005 (212) 344-1600 Fax: (212) 480-0717

Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer 	Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Non-transferable Common Stock Subscription Rights	(3)	(3)	$0(3)
Common Stock, par value $0.001 per share	$0.05	$1,500,000	$58.95
Total	$0.05	$1,500,000	$58.95

(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)
This registration right relates to (a) non-transferable subscription rights to purchase common stock, and (b) the shares of common stock deliverable upon the exercise of the of the non-transferable subscription rights pursuant to the rights offering.

(3)
The non-transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Hotel Outsource Management International Inc.
Up to 30,000,000 Shares of Common Stock
Issuable Upon the Exercise of Subscription Rights at $0.05 per Share

We are distributing, at no charge to our stockholders, non-transferable subscription rights to purchase up to an aggregate of 30,000,000 shares of our common stock. The holders of record as of November 28, 2008 , the record date, of our common stock will receive one non-transferable subscription right for each whole share of common stock they own on the record date. The subscription price will be $0.05 per share, which we refer to as the subscription price.

Each subscription right will entitle its holder to purchase 0.7295 shares of our common stock, which we refer to as the basic subscription right. If you fully exercise your basic subscription rights and other stockholders do not fully exercise their basic subscription rights, you will be entitled to exercise an over-subscription privilege to purchase, subject to limitations, a portion of the unsubscribed shares of our common stock. To the extent you exercise your over-subscription privilege and pay for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription amount received by the subscription agent will be returned, without interest, as soon as practicable. The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on December 22, 2008 , unless we extend the rights offering period.

You should carefully consider, prior to the expiration of the rights offering, whether to exercise your subscription rights. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights are not transferable and therefore may not be sold, transferred, or assigned. The subscription rights will not be listed for trading on any stock exchange or market or on the OTC Bulletin  Board.

Our board of directors may cancel, modify, or amend or extend the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that we cancel the rights offering, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. Once you exercise your subscription rights, you cannot revoke the exercise of your subscription rights, even if you later learn information that you consider to be unfavorable and even if the market price of our common stock is below the subscription price.

Shares of our common stock are traded on the OTC Bulletin Board under the ticker symbol “HOUM.OB.” On November 20, 2008 , the closing sales price for our common stock was $ 0.07  per share. The shares of common stock issued in this rights offering will also be listed on the OTC Bulletin Board under the same ticker symbol.

The exercise of your subscription rights for shares of our common stock involves risks. See “Risk Factors” beginning on page ___ of this prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful, accurate, or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Aggregate
Subscription Price	$0.05	$1,500,000
Estimated Expenses	$0.001	$35,000
Net Proceeds to Us	$0.049	$1,465,000

The date of this prospectus is November 28, 2008

TABLE OF CONTENTS

Page No
QUESTIONS AND ANSWERS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
THE RIGHTS OFFERING
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
DIVIDENDS
DESCRIPTION OF PROPERTY
LEGAL PROCEEDINGS
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION BY REFERENCE
INDEX TO FINANCIAL STATEMENTS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information in connection with this offering. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or the time of any exercise of the subscription rights. Our business, financial condition, results of operations, and prospects may have changed since the date of this prospectus. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

Unless the context indicates otherwise, all references in this prospectus to we, our, us, the company, the registrant, or HOMI refer to Hotel Outsource Management International, Inc. and our subsidiaries, except that in the discussion of our subscription rights and common stock and related matters, these terms refer solely to Hotel Outsource Management International, Inc. and not to any of our subsidiaries.

QUESTIONS AND ANSWERS

Q. What is this rights offering?

A. This rights offering is a distribution, at no charge, to holders of our common stock of one non-transferable subscription right for each whole share of common stock they own as of 5:00 p.m., New York City time, on November 28, 2008 , the rights offering record date. The subscription rights will be evidenced by the rights certificates. Each subscription right will entitle the holder to a basic subscription right and an over-subscription privilege.

Q. What is the basic subscription right?

A. The basic subscription right gives our stockholders the opportunity to purchase 0.7295 shares of our common stock per subscription right at a subscription price of $0.05 per full share. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on the record date, one subscription right for each whole share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 100 subscription rights and would have the right to purchase 72.95 shares of common stock (rounded down to 72 shares, with the total subscription payment being adjusted accordingly, as discussed below) at the subscription price of $0.05 per full share pursuant to your basic subscription right. You may exercise any number of your basic subscription rights, or you may choose not to exercise any subscription rights at all.

Fractional shares of our common stock resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable.

Q. What is the over-subscription privilege?

A. In the event that you subscribe for all of the shares of our common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our other stockholders through the exercise of their basic subscription rights, subject to limitations on over-subscription privileges. The maximum number of shares of our common stock that you can purchase pursuant to the over-subscription privilege will be determined (subject to certain limitations described below) according to the following formula based on your percentage ownership of our outstanding common stock as of 5:00 p.m., New York City time, on the record date: the total number of unsubscribed shares multiplied by a number equal to five times your ownership percentage of our outstanding common stock at the record date. For example, if you owned 2% of our outstanding common stock on the record date and you properly exercised your basic subscription right in full, you may subscribe to purchase up to 10% of the unsubscribed shares pursuant to your over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the shares of common stock available, we will allocate the available shares of common stock among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all stockholders through the exercise of their over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, pursuant to both your basic subscription right and your over-subscription privilege, assuming that no stockholder other than you has purchased any shares of our common stock.

Q. Am I required to exercise all of the subscription rights I receive in the rights offering?

A. No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you choose not to exercise your subscription rights in full, however, the relative percentage of our common stock that you own will substantially decrease, and your voting and other rights will be substantially diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription privilege.

Q. How soon must I act to exercise my subscription rights?

A. You may exercise your subscription rights at any time beginning on the date of this prospectus until the expiration date of the rights offering, which is December 22, 2008 , at 5:00 p.m., New York City time, unless we extend the rights offering period. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering.

Q. Are there any limits on the number of shares I may purchase in the rights offering?

A. Yes. We will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription privileges to any stockholder who is required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own, or control such shares if, as of the expiration date, we determine that such clearance or approval has not been satisfactorily obtained or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions  by other stockholders pursuant to their subscription rights.

Q. May I transfer my subscription rights?

A. No. You may not sell or transfer your subscription rights to any other person or entity. The subscription rights granted to you are transferable only by operation of law.

Q. Are we requiring a minimum subscription to complete the rights offering?

A. No. We are not requiring a minimum subscription to complete the rights offering.

Q. Can our board of directors extend, cancel, amend or modify the rights offering?

A. Yes. We have the option to extend the rights offering and the period for exercising your subscription rights. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is canceled, all subscription payments that the subscription agent has received will be returned, without interest, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering.

Q. Are there any conditions that must occur before closing of the rights offering?

A. No. The rights offering will close on December 22, 2008  unless extended by our Board of Directors.

Q. Has our board of directors made a recommendation to our stockholders regarding the rights offering?

A. No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, the terms of this rights offering, and the information in this prospectus. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Q. What will happen if I choose not to exercise my subscription rights?

A. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. Other stockholders, however, may purchase shares and your percentage ownership of our company may be diluted after the completion of the rights offering.

Q. How do I exercise my subscription rights? What forms and payment are required to purchase the shares of common stock offered pursuant to this rights offering?

A. If you wish to participate in this rights offering, you must take the following steps:

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on December 22, 2008 ; and

•
deliver payment for the full amount of the subscription rights you wish to exercise to Standard Registrar & Transfer Co Inc., the subscription agent, using the methods outlined in this prospectus before, 5:00 p.m., New York City time, on December 22, 2008 .

Additional details are provided under “The Rights Offering — Method of Exercising Subscription Rights” and “The Rights Offering — Payment Method.” If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

Q. What should I do if I want to participate in the rights offering, but I hold my shares in the name of my broker, dealer, custodian bank, or other nominee?

A. If you hold your shares of common stock in the name of a broker, dealer, custodian bank, or other nominee, then your broker, dealer, custodian bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank, or other nominee that is the record holder of your shares. We will ask your record holder to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

Q. When will I receive my new shares?

A. If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering, which we expect to occur as promptly as practicable following expiration of the rights offering.

Q. After I send in my payment and rights certificate (or Notice of Guaranteed Delivery), may I cancel my exercise of subscription rights?

A. No. All exercises of subscription rights are irrevocable. Once you send in your rights certificate (or Notice of Guaranteed Delivery) to exercise any subscription rights, you cannot revoke the exercise of your subscription rights, even if you later learn information that you consider to be unfavorable and even if the market price of our common stock is below the subscription price. You should not exercise your subscription rights unless you are sure that you wish to purchase additional shares of our common stock at the subscription price of $0.05 per full share.

Q. How many shares of our common stock will be outstanding after the rights offering?

A. As of November 28, 2008 , we had 41,122,078 shares of our common stock issued and outstanding. The number of shares of our common stock that we will issue in this rights offering through the exercise of subscription rights will depend on the number of shares that are subscribed for in the rights offering. We anticipate that we will have a maximum of 71,122,078 shares of common stock outstanding after consummation of the rights offering.

Q. How much money will the company receive from the rights offering?

A. If all of the subscription rights (including all over-subscription privileges) are exercised in full by our stockholders, we expect the gross proceeds from the rights offering to be approximately $1.5 million. We are offering shares in the rights offering to stockholders with no minimum purchase requirement and, as a result, there can be no assurances that we will sell all or any of the shares being offered to existing stockholders.

Q. Are there risks in exercising my subscription rights?

A. Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the information in this prospectus, including the risks described under the heading “Risk Factors.”

Q. If the rights offering is not completed, will my subscription payment be refunded to me?

A. Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments to the record holder of your shares.

Q. Will the subscription rights be listed on a stock exchange or national market?

A. No. The subscription rights may not be sold, transferred, or assigned to any person or entity and will not be listed for trading on any stock exchange or market or on the OTC Bulletin Board. Our common stock will continue to trade on the OTC Bulletin Board under the ticker symbol “HOUM.OB” and the shares of our common stock issued upon the exercise of the subscription rights will also be listed on the OTC Bulletin Board under the ticker symbol “HOUM.OB.”

Q. What fees or charges apply if I purchase shares of the common stock?

A. We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

Q. What are the material U.S. federal income tax consequences of exercising subscription rights?

A. For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences.”

Q. To whom should I send my forms and payment?

A. If your shares are held in the name of a broker, dealer, or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery, and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery, and subscription payment by overnight delivery, first class mail or, courier service to:

Standard Registrar & Transfer Co Inc.
12528 South 1840 East
Draper, Utah 84020

You are solely responsible for timely completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Q. Whom should I contact if I have other questions?

A. If you have other questions or need assistance, please contact Andrea I. Weinstein at: 212-344-1600 .

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “could,” “likely,” “may,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and words of similar meaning. You should not place undue reliance on any such forward-looking statement. These statements reflect management’s views with respect to events as of the date of the forward-looking statement and are subject to risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

A variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include but are not limited to:

•	General economic, market, or business conditions;

•	Competitive action by other companies;

•	Changes in laws or regulations effecting HOMI;

•	Customer loss, or revenue loss in the ordinary course of business;

•	Inability to realize elements of our strategic plans;

•	Unfavorable changes in economic conditions affecting hotel occupancy rates, either nationally or internationally;

•	Natural disasters in primary market areas that may result in prolonged business disruption;

•	Assumptions and estimates underlying critical accounting policies that may prove to be materially incorrect or may not be borne out by subsequent events;

•	Current or future litigation proceedings or inquiries;

•	Changes in the securities markets;

•	Our ability to raise capital.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. New factors emerge from time to time and it is not possible for us to predict all such factors nor can we assess the impact of any such statement on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Please see “Risk Factors” beginning on page [     ] of this prospectus. Any forward-looking statement speaks only as of the date which such statement is made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This prospectus summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. To understand this offering fully, you should carefully read this prospectus, including the “Risk Factors” section, and our audited consolidated financial statements and the accompanying notes included herein.

OUR COMPANY

General

Hotel Outsource Management International, Inc.  is a multi-national service provider in the hospitality industry, supplying a range of services in relation to computerized minibars that are primarily intended for in-room refreshments. In addition, we have recently begun to manufacture and install our own proprietary computerized minibar, the HOMI® 336, which is the first in a new range of products currently under development. The HOMI® 336 is the first product to be designed and manufactured by the Company.

Hotel Outsource Management International, Inc. is a holding company for several subsidiaries which market, and operate computerized minibars in hotels located in the United States, Europe, Australia, Israel and South Africa. Hotel Outsource Management International, Inc. and its subsidiaries may collectively be referred to as "we", "us", "our" or" HOMI" . HOMI was incorporated in Delaware on November 9, 2000 under the name Benjamin Acquisitions, Inc.

Our core activities focus primarily on operating, servicing and marketing computerized minibars located in upscale hotels throughout the world.

We believe that by using the appropriate equipment, including technologically advanced computerized minibars, we are able to materially improve the performance of the minibar departments, thereby improving the hotel’s bottom line.

For some years now, the hotel industry has been focusing on outsourcing many of the functions related to its key activities, in order to increase efficiency and lower fixed costs. We offer our customers a number of solutions that are designed to meet this need, in relation to the minibar departments, ranging from consultation and supervision services, all the way to full outsource installation and operation arrangements.

Whether we are consulting to the hotel, or managing the entire minibar department, we focus on hands-on, experienced and dedicated management, on-site supervision, and disciplined implementation of specialized procedures which we have developed, in order to achieve our goals and improve the department’s performance.

Using these methods, we already manage many thousands of minibars for our customers, who are spread over five continents around the world.

We have been doing business since 1997 through various subsidiaries. The current corporate structure, in which we are a holding company for various wholly and majority owned subsidiaries around the world, has been in place since 2001. Our common stock has been listed on the Over-the-Counter Bulletin Board, or "OTC Bulletin Board" since February 2004 under the symbol "HOUM.OB."

Our Growth Strategy

It is our objective to continue to increase the number of minibars which we manage in hotels, using the various business models which we have developed, in accordance with each customer’s needs, as well as to engage in additional rental, sale and installation and outsource programs using the HOMI® 336 and other minibar models. HOMI has begun to design and manufacture peripheral products and/or accessories for HOMI® 336. HOMI also intends to offer new and additional minibar models, including the HOMI® 330, a smaller version of the HOMI® 336. Proposed additional models may be referred to as the “New Range of Products.”

We also intend, among other things, to expand our activities in those hotels in which a minibar system is already installed and operational. These opportunities can be particularly attractive, as a simplified business model can be implemented, without it being necessary to address matters such as the purchase and installation of the minibars themselves.

Our activities currently focus on North America, Europe, Israel and South Africa. It is our intention to take our activities into additional territories and regions, as well as consolidating and increasing our business in the regions in which we are already active. We believe that there are growth opportunities in new markets, and that by implementing the same models that have been successful for us in our current markets, we will be able to replicate our success in these other regions also.

Our services have to date been directed primarily at upscale and luxury hotels. We believe that by adjusting our existing business models, it will be possible to broaden the base of our activities so as to also include midscale hotels. An integral part of this strategy involves the sale, rental, installation and outsourcing programs related to the HOMI® 336 and the New Range of Products. Features of HOMI® 336 and the New Range of Products which we believe will make it easier to enter the mid-scale range of hotels include:

•	Mechanism against mistaken charges. This has been designed to increase the accuracy of the automatic billing.
•
Substantially lower operating costs. This should improve profit margins and means that HOMI will be able to offer the HOMI® 336 and the New Range of Products to midscale/mid-market hotels, a very large sector previously closed to HOMI in the past, as well as to upscale hotels.

•
No need for infrastructure at hotel. A standard electrical outlet is the only infrastructure required. Minibar data is transferred automatically via an integral, dedicated wireless system. This makes installation easier, and more attractive to hotels.

By opening the midscale range of hotels to our services, we will be able to substantially increase the potential size of our target market, which should enable us to further improve our revenues and profitability.

We believe that significant growth opportunities exist by selectively pursuing strategic acquisitions and alliances, thereby enabling us to offer new products and services. By capitalizing on this strategy, we hope to continue to grow our business with our commitment to quality service to our customers. We intend to expand our operations by acquiring companies and/or seeking strategic alliances which complement our business objectives, as opportunities arise.

Operations

To date our activities have focused primarily on managing the minibar departments in upscale hotels. Since 2007, we have begun to focus on minibar departments in midscale hotels, as well, we offer our customers a number of solutions ranging from consultation and supervision services, all the way to full outsource installation and operation services. We currently implement several general types of business models, further detailed below.

Complete Outsource Solution

This is currently the most prominent of the business models that we employ. Many hotels do not want to pay upfront for their minibars, and many do not want to allocate resources to operate the minibars either.

Accordingly, we purchase new minibars and install them at the hotel’s premises, at no immediate cost to the hotel. In the case of computerized minibars, the installation also includes software designed to interface between the minibars and the customer’s existing management software, so that various actions relating to usage of the minibars such as, consumption of products from the minibars, and the locking/unlocking of the minibars, can be logged or controlled by the customer and by us. We then manage and operate the minibar department for the customer. We also supply full maintenance services for the minibars. We carry the operating expenses of the minibar department, and net revenues (after rebates and other discounts, if any) from the minibar department are shared, with us receiving the majority of the revenue and the hotel retaining the balance of the revenues. Generally, we offer incentives to the hotel such as implementing a sliding scale on the division of net revenues, so that the customer’s relative share increases as the net revenue per minibar rises.

In this model, the term of our agreement with the hotel is generally 8-9 years, and the customer typically has an option to purchase the turnkey system from us at various points in time spread throughout the term of the agreement, at a gradually decreasing (sliding scale) purchase price. Our objective is to provide our services to the customer for the full term of the agreement, but this business model remains profitable even if the customer decides, at any stage, to exercise its option to purchase the system from us.

We have been offering this kind of model for the HOMI® 336 since 2007, but have made some adjustments, so that the agreements are typically for a shorter period, and the division of revenues is often based on a threshold, where HOMI is guaranteed all revenue up to the threshold, and anything above the threshold is divided between HOMI and the hotel at a fixed rate, with the majority going to HOMI.

We believe that this type of model offers the customer many advantages in relation to its minibar department, including the following:

●	No capital expenditure on the minibars

●	A new revenue stream, if no minibars were previously installed and operational

●	No labor expenses and no operating costs

●	No purchase of goods and no inventory management

●	Added service to guests, thereby improving the customer’s competitive edge

●	No downside: hotel is minimizing its risks, both financial and other

●	Added flexibility, via the customer’s option to purchase the system

●	Outsourcing allows the hotel to focus on major revenue sources

●	Quality of service: we specialize in the field

●	Increased control and management, extensive reporting

●	No maintenance by customer

●	Periodic technical and technological upgrades

Management & Operation of Installed Base

For customers who already have an installed, operational minibar system, we provide partial maintenance services, and full operation and management services. Essentially, the services which we provide in this case are the same as in the Outsource Solution for Leased Base model.

Management of Installed Base

This is the model that is preferred by customers who wish to receive the benefit of our know-how and our procedures, but would like to continue to manage the minibar department themselves, using their own staff. Typically, the customer receives a limited license to utilize our know-how, and is then taught how to manage the minibar department in a more efficient and profitable manner. We provide part-time supervision and support, and the customer carries the cost of operation of the department.

Other

The models discussed above are the primary types of arrangement that we offer our customers, but we approach each case with a flexible approach, which enables us to adjust a particular model so that it is tailor-made for the customer, but is still in line with the principles outlined above. Also, each model may be sub-divided into arrangements whereby we receive a fixed service charge, or a fixed percentage of gross revenues, instead of net revenues, and other similar adjustments. The models will also vary depending on the nature of the customer: upscale hotel, airport hotel or other hotel; and whether the minibars are computerized or manual. Sometimes, the existence of specific union rules in certain territories also require us to be flexible and adapt an arrangement so that it is workable for the customer, while still enabling us to manage and/or operate the minibar department in a way which is designed to be profitable for us, as well as for the customer. We may also be prepared to lease / rent minibars to customers, or enter into other financing arrangements, where circumstances so require. This may be applicable to the HOMI® 336 and the New Range of Products.

Competition

We have a decade of hands-on experience in providing services to the hotel industry. Whether we are consulting to a hotel, or managing the entire minibar department, we focus on hands-on, experienced and dedicated management, on-site supervision, and disciplined implementation of specialized procedures which we have developed, in order to achieve our goals and improve the department’s performance.

Many of our competitors have experience in revenue-sharing business models, while others provide systems that are supposed to improve the efficiency of a hotel’s minibar department.

We believe that our ability to provide a range of services, up to a Complete Outsource Solution, including a comprehensive financing solution as well as the full management and operation of the minibar department, places us in a favorable position, compared with some of our competitors.

Our hands-on management strategy, combined with on-site supervision, allows us to assume responsibility for the following matters, thereby enabling our customers to concentrate their efforts in other areas:

●	Implementation of our exclusive operating procedures

●	Procurement of the consumables that are offered in the minibars

●	Management of inventory control and monitoring of expiry dates of consumables

●	Implementation of procedures to handle and reduce rebates

●	Periodic reconciliation of accounts

●	Training of minibar attendants and front office employees

●	Maintenance and support

Our objective, is to enable our customers to increase the net revenues that are generated by their minibar departments, including by the following means:

●	Taking active involvement in the selection and pricing of consumables

●	Implementing innovative and attractive product mixes for different room categories

●	Producing attractive, creative and novel menus

●	Improving minibar visibility

●	Proposing and implementing effective promotional activities

●	Reducing rebates & manual emptying of minibars by guests

●	In-depth and real-time data logging and reporting, thereby creating extensive sales statistics and enabling effective data-mining, designed to adapt the system to improve performance.

Most hotels still manage and operate their minibar departments in-house, and the concept of outsourcing this to a company that specializes in this kind of activity is still relatively new. In some cases, there is a general lack of awareness on the part of the hotel, either of the existence of the kind of services which we offer, or of the advantages that can be gained by making use of them. Our marketing activities are directed at increasing awareness and painting a full picture for the hotels, so that they can make an educated decision, based on the relative pros and cons. We believe that our services can be of substantial benefit to our customers, but outsourcing of this type of services still accounts for a relatively small segment of the hotel industry market.

In addition, there are also other companies which offer some or all of the services which we offer. Presently, our main competitors are  Minibar Systems, Bartech Systems International, Inc. and  Dometic Holding AB which offer outsourcing or revenue sharing programs at prices that are competitive with ours. Other companies, such as Club Minibar, offer outsourcing programs utilizing manual minibars. In respect of the financing aspects of the solutions we offer to our clients, we are also in competition with certain manufacturers of the minibars themselves. With respect to the New Range of Products, we expect to be in competition with certain minibar manufacturers who offer minibars that may be perceived by our potential customers as being alternatives to our New Range of Products.

Whether in the regions in which we are currently active, or in territories into which we will expand our activities in the future, the arrival of other companies offering similar services may force down our profit margins if we are to remain competitive.

Customers and Markets

We currently market and provide our products and services primarily to upscale and luxury hotels.

As of September 30, 2008, we provide operation and/or management services to the minibar departments of at least 22 hotels, most of which are affiliated with prominent international hotel chains such as Sheraton, Hyatt, Radisson and others.

There seems to be a direct correlation between a hotel's occupancy level and average room rate and the quantity of purchases made by guests from a hotel's minibars. As a result, in the majority of our current projects, where our revenues are based on the net revenues of the minibar departments which we operate and/or manage, our revenues are dependent on hotel occupancy levels and average room rate. Decreases in hotel occupancy levels and its average room rate could result in corresponding decreases in our revenues.

Governmental Regulation

In accordance with regulations related to the sale of alcoholic beverages in various countries in which we provide our services, there are instances where we operate under a hotel's license to sell alcohol. In such cases, although we do not incur costs of meeting regulatory compliance, we cannot guarantee a hotel's compliance with applicable regulations. Failure of a hotel to comply with these regulations could result in our inability to sell alcoholic beverages in the minibars being operated and/or managed by us, which would probably result in a decrease in our revenues.

Intellectual Property

We own the trademark “HOMI” in respect of the services which we supply. In numerous countries around the world, we have registered, or are in the process of registering, this trademark in our name. In 2006, we filed for patent protection with regard to certain features of the HOMI® 336 and our New Range of Products, and in 2007 the application was also filed under the Patent Cooperation Treaty. In 2008, we filed a second patent application, for other features of the HOMI® 336 and our New Range of Products. As of the date hereof, no patents have yet been granted. We hold no other registered patents, trademarks, service marks or other registered intellectual property relating to our operations.

Employees

As of September 30, 2008, HOMI and its subsidiaries had 37 full time employees.

Corporate Structure

We have a fully owned United States subsidiary, HOMI USA, Inc. (“HOMI USA”), formerly known as Hotel Outsource Services, Inc., through which we conduct business in the United States.

Outside the United States, we carry on our business activities through regional subsidiaries, each of which is responsible for one or more territories in which we market and/or provide our services. These subsidiaries receive management services from us, and also retain staff of their own, either as employees or under management agreements or service agreements.

Our operating subsidiaries can, as of September 30, 2008, be summarized as follows:

HOMI USA, Inc. (“ HOMI USA ”)
HOMI Israel Ltd. (“ HOMI Israel ”)
HOMI (Operation 99) Ltd. (“HOMI Operation”)
HOMI South Africa (Pty) Ltd. (“ HOMI South Africa ”)
HOMI Australia Pty Ltd. (“ HOMI Australia ”)
HOMI - Hotel Outsource Management International (Deutschland) GmbH (“ HOMI Germany ”)
HOMI Italia S.R.L. (“ HOMI Italy ”)
HOMI France SAS (“ HOMI France ”)

All of our subsidiaries are currently wholly owned by us, directly or indirectly.

Corporate Information

Our principal executive offices are located at 80 Wall Street, Suite 815, New York, New York 10005. Our telephone number is 212-344-1600. Our web site is www.my-homi.com. Information on our website is not incorporated in this prospectus and is not a part of this prospectus.

THE RIGHTS OFFERING

Securities Offered
We are distributing to you, at no charge, one non-transferable subscription right for each whole share of our common stock that you owned as of 5:00 p.m., New York City time, on November 28, 2008 , the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks, or other nominees on your behalf, as a beneficial owner of such shares. If the rights offering is fully subscribed, we expect the gross proceeds from the rights offering to be up to $1.5 million.

Basic Subscription Right	Each basic subscription right will entitle you to purchase 0.7295 shares of our common stock.

Over-Subscription Privilege
In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares of our common stock that our other stockholders do not purchase through the exercise of their basic subscription rights. The maximum number of shares of our common stock that you can purchase pursuant to this over-subscription privilege will be determined (subject to availability and the limits described below under the heading “Limitation on the Purchase of Shares”) according to the following formula based on your percentage ownership of our outstanding common stock as of 5:00 p.m., New York City time, on the record date: total number of unsubscribed shares multiplied by a number equal to five times your ownership percentage of our outstanding common stock at 5:00 p.m., New York City time, the record date. For example, if you owned 2% of our outstanding common stock on the record date and you properly exercised your basic subscription right in full, you may subscribe to purchase up to 10% of the unsubscribed shares with your over-subscription privilege.

Limitation on Purchase of Shares
We will not issue shares of our common stock to any stockholder who is required to obtain prior clearance, or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own, or control such shares if we determine that, as of the expiration date of the offer, such clearance or approval has not been satisfactorily obtained and any applicable waiting period has not expired.

Subscription Price	The subscription price will be $0.05 per share.

Record Date	5:00 p.m., New York City time, on November 28, 2008 .

Expiration Date of the Rights Offering	5:00 p.m., New York City time, on December 22, 2008 (unless extended).

Use of Proceeds	We intend to use the proceeds of the rights offering for general corporate purposes. See “Use of Proceeds.”

Non-Transferability of Rights	The subscription rights may not be sold, transferred, or assigned to any person or entity and will not be listed for trading on any stock exchange or market or on the OTC Bulletin Board.

No Board Recommendation
Our board of directors is making no recommendation regarding whether you should exercise your subscription rights. We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation
All exercises of subscription rights are irrevocable. You should not exercise your subscription rights unless you are sure that you wish to purchase additional shares of our common stock at the subscription price. Once you exercise your subscription rights, you cannot revoke the exercise of your rights even if you later learn information that you consider to be unfavorable and even if the market price of our common stock is below the subscription price.

Material U.S. Federal Income Tax Consequences
For U.S. federal income tax purposes, you should not recognize income, gain, or loss upon receipt, exercise, or expiration of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise, or expiration of the subscription rights in light of your particular circumstances.

Extension, Cancellation, and Amendment
We have the option to extend the rights offering and the period for exercising your subscription rights. Our board of directors may cancel the rights offering at any time prior to the expiration date of the rights offering for any reason. In the event that we cancel the rights offering, all subscription payments that the subscription agent has received will be returned, without interest, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the offering.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

• If you are a registered holder of our common stock, the subscription agent must receive your payment for each share of common stock subscribed for pursuant to your basic subscription right and over-subscription privilege at the initial subscription price of $0.05 per share and properly completed rights certificate before 5:00 p.m., New York City time, on December 22, 2008 . You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

• If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments to the subscription agent before 5:00 p.m., New York City time, on December 22, 2008 .

• If you wish to purchase shares of our common stock through the rights offering, please promptly contact any broker, dealer, custodian bank, or other nominee who is the record holder of your shares. We will ask your record holder to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.”

• If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Subscription Agent	Standard Registrar & Transfer Co Inc. 12528 South 1840 East Draper, Utah 84020

Shares Outstanding Before the Rights Offering	41,122,078 shares of our common stock were outstanding as of November 28, 2008 .

Shares Outstanding After Completion of the Rights Offering	If the rights offering is fully subscribed by our stockholders, we expect approximately 71,122,078 shares of our common stock will be outstanding immediately after completion of the rights offering.

Fees and Expenses	We will pay the fees and expenses related to the rights offering, including the fees and certain out-of-pocket expenses of the dealer manager.

OTC Bulletin Board
Shares of our common stock are currently traded on the OTC Bulletin Board under the ticker symbol “HOUM.OB.” The shares of common stock issued upon the exercise of the subscription rights will also be listed on the OTB Bulletin Board under the ticket symbol “HOUM.OB.” The subscription rights are non-transferable and will not be listed for trading on any stock exchange or market or the OTC Bulletin Board.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information included in this prospectus, including our audited financial statements and accompanying notes commencing on page F-1  of this prospectus.  Risks described below are not the only risks involved in an investment in our securities. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations, and financial condition could suffer materially. In that event, the trading price and market value of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

We are dependent on a small number of customers for a large percentage of our business.

In 2007, our three largest customers provided 28.5% of our sales revenues, and in 2006, our three largest customers provided 29% of our sales revenues. The loss of any of these customers would cause a large decrease in our sales revenues and negatively affect our ability to operate.

We depend on key personnel, the loss of whom could adversely affect our ability to perform, market our company and obtain contracts with major hotels.

Our success is substantially dependent on the performance of our executive officers, Daniel Cohen, Jacob Ronnel and the CEO of HOMI USA, Ariel Almog. The loss of the services of any of these executive officers could have a material adverse effect on our business, results of operations and financial condition. In addition to being an executive officer of HOMI, Mr. Ronnel is an executive officer of certain of our subsidiaries. In addition, our Chief Financial Officer, Linor Labandter, recently tendered her resignation effective February 15, 2009. Ms. Labandter, who is currently an executive officer of certain of our subsidiaries, has resigned from those positions as well, effective February 15, 2009. Competition for senior management, marketing personnel and other employees is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. Failure to successfully manage our personnel requirements could cause a decrease in sales and revenues. While we intend to purchase key person life insurance for our executive officers, currently we do not have any such insurance.

The economy of the hospitality industry is uncertain; a downturn could decrease our opportunities for contracting with new hotels.

HOMI's revenues are dependent in large part on the continued growth and profitability of the lodging industry, which, in turn, is dependent on levels on travel, tourism and business entertaining. There can be no assurance that profitability and growth will be achieved. The on-going crisis in the Middle East has had an adverse effect on the hospitality industry in that region, and could continue to impact the business through the foreseeable future. Further, economic conditions could effect the industry. A weak U.S. dollar could result in the failure of many Americans to travel abroad, which could adversely effect European tourism. These events could result in hoteliers' decision to not install our minibars, which could have a materially adversely effect HOMI's business, operating results and financial condition.

In our outsource operations, we depend on the hotels' timely payment of our share of the minibar revenues, the failure of which could harm our credit, cash flow and corporate growth.

An integral part of our outsource operation program is in the collection of revenues from our minibars by the host hotel, and then the allocation of such revenues between HOMI and the hotel. As a result, we depend on each hotel's timely and accurate collection of revenues. To the extent we depend on our revenues to pay our expenses and/or fund our growth, hotels' failure to timely and/or accurately remit payment could adversely affect our credit, cash flow and expansion opportunities.

We may need, and may be unable to obtain, additional financing which could force us to slow down or suspend our operations.

HOMI needs to continue to market its products and services in order to expand its operations. We believe that we have sufficient capital to meet our needs for working capital and capital expenditures for our existing operations for at least the next 12 months. However, we do not have sufficient capital to continue manufacturing our minibars. In order for us to continue manufacturing, we will need to raise additional funds during the next 12 months though a private or public offering of securities. There can be no assurance that additional capital will be available on acceptable terms. As such, we may not be able to fund our future operations, continue manufacturing our minibars, adequately promote our products, develop or enhance services or respond to competitive pressures. Any such inability could adversely affect our ability to enter into new contracts which would prevent us from growing the company.

The business segments in which we operate are highly competitive and competitive conditions may negatively affect our ability to maintain or increase our market share and profitability.

HOMI is still a relative newcomer in the minibar industry with limited revenues. Many of our competitors have greater name recognition and better funding than HOMI. Our business strategy calls for us to focus our efforts on mid-range hotels, in addition to the up-scale hotels with which we have been conducting business over the past few years. However, should our competitors likewise begin to focus on mid-range hotels, it may be more difficult for us to expand our market share and achieve profitability.

We have been an operating business for several years, but have yet to become profitable.

HOMI commenced its operations in 2000. Since then, we have increased our sales and begun production and sales of the HOMI® 336. Although we believe our business model will lead to an increase in the number of hotels in which we operate and to profitability, we cannot so guarantee. HOMI has yet to achieve an operating net profit.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our business and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement.

For example, as disclosed in our annual report on Form 10-KSB filed on March 31, 2008, in evaluating the effectiveness of its internal controls over financial reporting as of December 31, 2007, we identified two material weaknesses: entity control level; and segregation of duties in the finance department. These weaknesses were discovered by our Chief Financial Officer, controller and internal accounting firm. Management estimates that these two weaknesses have existed since 2003. In the first quarter of 2008, management implemented a comprehensive program designed to strengthen our internal controls over financial reporting. Among other things, the program provided for (i) the addition of staff to our finance department as well as to the operational department, (ii) the integration of updated financial software, (iii) the creation of a new mechanisms for the review and approval of invoices to customers and/or from suppliers, (iv) increased level of discussion and documentation by senior financial management, (v) increased frequency of sudden checks; and (vi) the establishment of additional controls over financial reporting.

During the quarter ending September 30, 2008, management carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. Such an evaluation requires the check and testing of the existence of the required controls. As of September 30, 2008, management performed the examination with regard to only one material subsidiary, where the controls were found to be effective. However, the disclosure controls and procedures in other material entities have yet to be examined or evaluated so HOMI management has been unable to conclude that HOMI's controls and procedures are effective. Because of this, management believes that its controls and procedures are not currently effective. The company will continue to test the effectiveness of controls in all other material subsidiaries, and believes the examinations will be finalized by the end of 2009. The anticipated cost of such tests is $20,000-$30,000. Any failure to improve our internal controls to address these identified weaknesses could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

Risks Related to the Rights Offering

This rights offering may cause the trading price of our common stock to decrease immediately, and this decrease may continue.

The number of shares we proposed to issue and ultimately do issue if we complete the rights offering, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of the rights offering.

Since you cannot revoke the exercise of your subscription rights and the market price of our common stock is volatile and may decline after you elect to exercise the subscription rights, you could be committed to buying shares above the market price of our common stock.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, business conditions in our markets, and general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them. The market price of our common stock may decline after you elect to exercise your subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on the OTC Bulletin Board under the ticker symbol “HOUM.OB,” and the closing sales price of our common stock on November 20, 2008  was $ 0.07 per share. Moreover, following the exercise of your subscription rights you may not be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell or transfer the shares of our common stock that you purchase in the rights offering. We will not pay you interest on any funds delivered to the subscription agent pursuant to the exercise of subscription rights.

If you do not fully exercise your subscription rights, your ownership interest could be diluted.

Assuming we sell the full amount of common stock issuable in connection with the rights offering, we will issue approximately 30,000,000 shares of our common stock. If you choose not to fully exercise your subscription rights prior to the expiration of the rights offering, your relative ownership interest in our common stock could be diluted.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, transfer, or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

In determining the subscription price, our board considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering; historical and current trading prices for our common stock; the amount of proceeds desired; the potential need for liquidity and capital; potential market conditions; and the desire to provide an opportunity to our stockholders to participate in the rights offering. The subscription price of $0.05 per full share is not necessarily related to our book value, net worth, or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. Our common stock may trade at prices above or below the subscription price.

Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We currently anticipate that we will use the net proceeds of the rights offering for general corporate purposes. However,  market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

We may cancel the rights offering at any time prior to the expiration of the rights offering, and in such case neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering prior to the expiration of the rights offering. If the rights offering is canceled, or if we do not close the rights offering, all subscription payments that the subscription agent has received will be returned, without interest, as soon as practicable.

If you do not act promptly and follow the subscription instructions, we will reject your exercise of subscription rights.

If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., New York City time, on December 22, 2008 . If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. We are not responsible if your broker, dealer, custodian bank, or nominee fails to ensure that the subscription agent receives all required forms and payments before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise of your subscription rights prior to the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertake any action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

Risks Related to Our Common Stock

The market price of our shares has fluctuated widely in the past, and may continue to do so in the future.

The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

•	Actual or anticipated fluctuations in our operating results;

•	Announcements by us or our competitors of significant business developments;

•	The operating and stock price performance of other comparable companies;

•	Overall market fluctuations; and

•	General economic conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating or financial performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

We may issue additional shares of our common stock or debt securities in the future, which would dilute your ownership or affect your investment if you did not, or were not permitted to, invest in the additional issuances.

In the future, we may seek to raise additional capital through issuance of debt securities or our common stock, securities convertible into or exchangeable or exercisable for our common stock, or rights to acquire such securities or our common stock. Such issuances could dilute your ownership or affect your investment if you did not or were not permitted to, invest in the additional issuances.

Moreover, to the extent that we issue restricted stock, options or warrants to purchase our common stock in the future and those options or warrants are exercised, our stockholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our stockholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.

USE OF PROCEEDS

Assuming all of the rights in the offering are subscribed for at the subscription price of $0.05 per share, we estimate that the net proceeds to us from the sale of our common stock offered in the rights offering, after deducting estimated offering expenses, will be approximately $1.465 million. We intend to use the net proceeds for general corporate purposes.

Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. Until we designate the use of net proceeds, we will invest them temporarily in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

Market Information

Shares of our common stock are traded on the OTC Bulletin Board under the ticker symbol “HOUM.OB.” The following table sets forth, for the periods indicated, the high and low closing sales price as reported by the OTC Bulletin Board for our common stock.

Our common stock began regular way trading on the OTC Bulletin Board in February 2004. As such, the following table reflects the high and low trading price of our common stock during 2007 and the first three quarters of 2008.

2007:		High	Low
	First Quarter	$0.45	$0.36
	Second Quarter	$0.40	$0.30
	Third Quarter	$0.34	$0.26
	Fourth Quarter	$0.32	$0.28
2008:
	First Quarter	$0.30	$0.27
	Second Quarter	$0.29	$0.23
	Third Quarter	$0.25	$0.06
	Fourth Quarter (through November 20, 2008 )	$0.12	$0.06

As of November 28, 2008 , we had 41,122,078 stockholders of record of our common stock, not including beneficial owners whose shares are held in record names of brokers or other nominees. For a recent closing sales price of our common stock on the OTC Bulletin Board, see the cover page of this prospectus.

CAPITALIZATION

The following table shows our capitalization as of September 30, 2008 on an actual basis and as adjusted to give pro forma effect to the rights offering. The table should be read in conjunction with our consolidated financial statements and the notes to those financial statements included in this prospectus.

	September 30, 2008
	Actual	Rights Offering Adjustment(1)	As Adjusted Following Rights Offering(1)

Liabilities:
Stockholders’ equity:
Preferred stock
Common stock	41,000	30,000	71,000
Additional paid-in capital	8,048,000	1,470,000	9,518,000
Retained earnings	(3,327,000)		(3,327,000)
Accumulated other comprehensive loss, net	208,000		208,000
Total stockholders’ equity	4,970,000	1,500,000	6,470,000
Total capitalization

(1)	Assumes that all subscription rights (including all over-subscription privileges) are exercised in full.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors.”

The Subscription Rights

We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. Each holder of record of our common stock will receive one subscription right for each full share of our common stock owned by such holder as of 5:00 p.m., New York City time, on November 28, 2008 , the record date. Each subscription right will entitle you to purchase 0.7295 shares of our common stock which we refer to as the basic subscription right and, if you fully exercise your basic subscription rights and other stockholders do not fully exercise their basic subscription rights, you would be entitled to exercise an over-subscription privilege, to subscribe for, subject to limitations, a portion of the unsubscribed shares of our common stock. The subscription price will be $0.05 per share.

Basic Subscription Right

With your basic subscription right, you may purchase 0.7295 shares of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $0.05 per full share, prior to the expiration date of the rights offering. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any of your subscription rights. If you do not exercise your basic subscription rights in full, you will not be entitled to purchase shares pursuant to your over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable.

We will credit the account of your record holder with shares of our common stock purchased pursuant to the exercise of your basic subscription right as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

If you purchase all of the shares of common stock available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares of our common stock that our other stockholders do not purchase through the exercise of their basic subscription rights. We will determine the maximum number of shares of our common stock that you can purchase pursuant to your over-subscription privilege (subject to the limitations described below) according to the following formula based on your percentage ownership of our outstanding common stock as of 5:00 p.m., New York City time, on the record date: total number of unsubscribed shares multiplied by a number equal to five times your ownership percentage of our outstanding common stock at the record date. For example, if you owned 2% of our outstanding common stock on the record date and you properly exercised your basic subscription rights in full, you may subscribe to purchase up to 10% of the unsubscribed shares with your over-subscription privilege.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment (at the subscription price of $0.05 per full share of common stock) related to your over-subscription privilege before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription rights.

We can provide no assurances that you will actually be entitled to purchase any shares of common stock upon the exercise of your over-subscription privilege at the expiration of the rights offering. You will not be entitled to purchase shares pursuant to the over-subscription privilege if all of our stockholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of the basic subscription rights.

•
To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

•
To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the shares of common stock available, we will allocate the available shares of common stock among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all stockholders through the exercise of their over-subscription privileges.

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will credit the account of your record holder with shares of our common stock purchased pursuant to the exercise of your over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limit on Shares of Common Stock You May Purchase in the Rights Offering

We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges to any stockholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own, or control such shares if, as of the expiration date of the rights offering, we determine that such clearance or approval has not been satisfactorily obtained and any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy over-subscription by other stockholders pursuant to subscription rights.

Reasons for the Rights Offering

In authorizing the rights offering, our board of directors considered a number of factors including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions, and the desire to provide opportunity to our stockholders to participate in the rights offering. Our board of directors also considered the effects of the investment transactions prior to concluding that the rights offering was the appropriate option under the circumstances. We intend to use the net proceeds for general corporate purposes. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be canceled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment (at the subscription price of $0.05 per share), to the subscription agent at the address set forth below under “Subscription  Agent.” These documents and the full subscription payment must be received by the subscription agent before 5:00 p.m., New York City time, on the expiration date of the rights offering.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank, or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank, or other nominee or institution to exercise your subscription rights and deliver all documents and payment (at the subscription price of $0.05 per share) to the subscription agent on your behalf before 5:00 p.m., New York City time, on the expiration date of the rights offering. We will not consider your subscription rights exercised unless the subscription agent receives from you, your broker, custodian bank, nominee, or institution, as the case may be, all of the required documents and your full subscription payment before 5:00 p.m., New York City time, on December 22, 2008 .

Payment Method

Payments must be made in full in U.S. currency by:

•	Check or bank draft payable to Standard Registrar & Transfer Co Inc. (the subscription agent);

•	Postal or express money order payable to the subscription agent; or

•	Wire transfer of immediately available funds to accounts maintained by the subscription agent.

We will not honor payment received after the expiration date of the rights offering, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	Clearance of any uncertified check deposited by the subscription agent;

•	Receipt by the subscription agent of any certified check or bank draft, drawn upon a U.S. bank;

•	Receipt by the subscription agent of any postal or express money order; or

•	Receipt of collected funds in the subscription agent’s account.

If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared. If you send a certified check or bank draft, drawn upon a U.S. bank, a postal or express money order, or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer.

Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., New York City time, on December 22, 2008 , which is the expiration of the rights offering. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription payment by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is both received and cleared by such date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. Do not send rights certificates or payments to HOMI. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. You and your nominee bear the risk of delivery of all documents and payments and neither we nor the subscription agent have any responsibility for such deliveries.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate states that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment that the subscription agent receives will be returned, without interest, as soon as practicable.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on December 22, 2008 , unless we extend the rights offering period. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when you sent the rights certificate and subscription payment, unless you send the documents in compliance with the guaranteed delivery procedures described below. We have the option to extend the rights offering and the period for exercising your subscription rights. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering prior to the expiration of the offering.

Subscription Price

The subscription price will be $0.05 per share. In determining the subscription price of $0.05 per full share, our board considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions, and the desire to provide an opportunity to our stockholders to participate in the rights offering. The subscription price is not necessarily related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our common stock offered in the rights offering.

We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights and to make your decision based on your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Conditions, Withdrawal, and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may, for example, terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended, or held to be applicable to the rights offering that in the sole judgment and discretion of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal, or otherwise restrict or prohibit completion of the rights offering. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Cancellation Rights

Our board of directors may cancel the rights offering at any time for any reason prior to the time the rights offering expires. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Agent

The subscription agent for this offering is Standard Registrar & Transfer Co. Inc. The address to which subscription documents, rights certificates, notices of guaranteed delivery, and subscription payments other than wire transfers should be mailed or delivered is:

Standard Registrar & Transfer Co. Inc.
12528 South 1840 East
Draper, Utah 84020

If you deliver subscription documents, rights certificates, or notices of guaranteed delivery in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Fees and Expenses

We will pay all fees charged by the subscription agent. We are not charging any fee or sales commission to issue subscription rights to you or to issue shares of common stock to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you, as well as any commissions, fees, taxes, or other expenses you may incur in connection with the exercise of the subscription rights.

No Fractional Shares

We will not issue fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable.

Notice to Nominees

If you are a broker, custodian bank, or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial rather than record owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank, or other nominee, we will ask your broker, custodian bank, or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your  decision with respect to your subscription rights, you should complete and return to your broker, custodian bank, or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank, or nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by using the following guaranteed delivery procedures:

•
Deliver to the subscription agent before 5:00 p.m., New York City time, on the expiration date of the rights offering the subscription payment (at the subscription price of $0.05 per share) for each share of common stock you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “Payment Method”;

•	Deliver to the subscription agent before 5:00 p.m., New York City time, on the expiration date of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

•
Deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions as to Use of HOMI Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	Your name;

•
The number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription right, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•
Your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “Subscription Agent.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at 801-571-2551.

Transferability of Subscription Rights

You may not sell, transfer, or assign your subscription rights. The subscription rights granted to you are only transferable by operation of law.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until certificates representing the shares of our common stock are issued to you or your account at your record holder is credited with the shares of our common stock purchased in the rights offering. You will have no right to revoke your subscriptions after your rights certificate or the “Beneficial Owner Election Form,” the full subscription payment, and any other required documents have been delivered to the subscription agent.

No Revocation or Change

Once you submit your rights certificate or Notice of Guaranteed Delivery to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price. Once you exercise your subscription rights, you cannot revoke the exercise of your rights even if you later learn of information you consider to be unfavorable and even if the market price of our common stock is below the subscription price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription privileges to any stockholder who is required to obtain prior clearance or approval from, or submit a notice to, any state or federal bank regulatory authority to acquire, own, or control such shares and if, as of the expiration date, we determine that such clearance or approval has not been satisfactorily obtained or any applicable waiting period has not expired.

Material U.S. Federal Income Tax Consequences of Rights Offering

For U.S. federal income tax purposes, you should not recognize income, gain, or loss upon receipt or exercise or expiration of these subscription rights to purchase shares of our common stock for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Listing

The subscription rights will not be listed for trading on the OTC Bulletin Board or any stock exchange or market. The shares of our common stock issued upon exercise of the subscription rights will be listed on the OTC Bulletin Board under the ticker symbol “HOUM.OB.”

Shares of Our Common Stock Outstanding After the Rights Offering

We anticipate that we will have a maximum of 71,122,078 shares of common stock outstanding after consummation of the rights offering. The number of shares of common stock that we will issue in the rights offering will depend on the number of shares that are subscribed for by our stockholders in the rights offering.

MANAGEMENTS DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition for the year ended December 31, 2007 and the nine months ended September 30, 2008. The following discussion should be read in conjunction with the financial statements for the year ended December 31, 2007  and the nine months ended September 30, 2008.

Forward-Looking Statements

This annual report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or out industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States of America. In this annual report, unless otherwise specified, all dollar amounts are expressed in United States Dollars.

As used in this annual report, the terms "we", "us", "our", and "HOMI" mean Hotel Outsource Management International, Inc. and its subsidiaries, unless otherwise indicated.

Critical Accounting Policies

In connection with the issuance of Securities and Exchange Commission FR-60, the following disclosure is provided to supplement the Company’s accounting policies in regard to significant areas of judgment. Management of the Company is required to make certain estimates and assumptions during the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. These estimates also impact the reported amount of net earnings during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our financial statements than others.

Revenue recognition, Accounts Receivable and Allowance for Doubtful Accounts

Revenues from the sale of in-room refreshments in the minibars under the exclusive long-term revenue sharing agreements with hotels, net of the hotel’s portion and/or other participations or payments due from the hotel, and revenues from disposal of minibars are recognized in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101") and SAB No. 104 when delivery has occurred, persuasive evidence of an arrangement exists, the vendor’s fee is fixed or determinable and collectibles is probable.

Our payment terms are normally net 15 to 30 days from invoicing. We evaluate our allowance for doubtful accounts on a regular basis through periodic reviews of the collectability of the receivables in light of historical experience, adverse situations that may affect our customers’ ability to repay, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. We perform ongoing credit evaluations of our customers and generally do not require collateral because (1) we believe we have certain collection measures in-place to limit the potential for significant losses, and (2) because of the nature of customers comprising our customer base. Accounts receivable are determined to be past due based on how recently payments have been received and bad debts are charged in the form of an allowance account in the period the receivables are deemed uncollectible. Receivables are written off when we abandon our collection efforts. To date, we have not experienced any material losses. An allowance for doubtful accounts is provided with respect to those amounts that we have determined to be doubtful of collection. No allowance was deemed necessary as of December 31, 2007 and 2006.

Long-Lived Assets

We assess the recoverability of the carrying value of long-lived assets periodically. If circumstances suggest that long-lived assets may be impaired, and a review indicates that the carrying value will not be recoverable, as determined based on the projected undiscounted future cash flow, the carrying value is reduced to its estimated fair value. The determination of cash flow is based upon assumptions and forecasts that may not occur. As of December 31, 2007 and as of September 30, 2008 the Company’s balance sheet includes $4,597,000 and $4,929,000 of fixed assets, net, respectively. The Company has completed its impairment test for 2007 and has concluded that no impairment write-off is necessary.

Financial statements in US dollars:

The majority of the Company's sales are in U.S. dollars or in dollar linked currencies. In addition, the majority of the Company's financing is received in U.S. dollars. Accordingly, the Company has determined the U.S. dollar as the currency of its primary economic environment and thus, its functional and reporting currency. Non-dollar transactions and balances have been remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52 "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses from the remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of operations as financial income or expenses, as appropriate.

The financial statements of foreign subsidiaries, whose functional currency is not the U.S. dollar, have been translated into US dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statements of operations amounts have been translated using the average exchange rate for the period. The resulting translation adjustments are not included in determining net income (loss) but are reported in a separate component of accumulated other comprehensive income (loss) in shareholders’ equity.

Investments in affiliates:

The investment in companies over which the Company can exercise significant influence (generally, entities in which the Company holds 20% to 50% of ownership or voting rights) is presented using the equity method of accounting. The Company generally discontinues applying the equity method when its investment (including advances and loans) is reduced to zero and it has not guaranteed obligations of the affiliate or otherwise committed to provide further financial support to the affiliate. Where the Company’s share of an affiliate’s losses is greater than the investment in such an affiliate and in which the Company has guaranteed obligations of the affiliate, the excess amount is presented as a liability.

Overview

Hotel Outsource Management International, Inc. is a multi-national service provider in the hospitality industry, supplying a range of services in relation to computerized minibars that are primarily intended for in-room refreshments. In addition, we have recently begun to manufacture and install our own proprietary computerized minibar, the HOMI® 336, which is the first in a new range of products currently under development. The HOMI® 336 is the first product designed and manufactured by HOMI. The HOMI® 330, a new, affiliated product, is currently in the final stages of development.

HOMI is a holding company for several subsidiaries which market and operate computerized minibars in hotels located in the United States, Europe, Australia, Israel and South Africa. HOMI was incorporated in Delaware on November 9, 2000 under the name Benjamin Acquisitions, Inc. During the third quarter of 2008, HOMI established a subsidiary in France which is expected to begin operations in the fourth quarter of 2008.

Our core activities focus on operating, servicing and marketing computerized minibars located in upscale hotels throughout the world.

We believe that by using the appropriate equipment, including technologically advanced computerized minibars, we are able to materially improve the performance of the minibar departments, thereby improving the hotel’s bottom line.

For some years now, the hotel industry has been focusing on outsourcing many of the functions related to its key activities, in order to increase efficiency and lower fixed costs. We offer our customers a number of solutions that are designed to meet this need, in relation to the minibar departments, ranging from consultation and supervision services, all the way to full outsource installation and operation arrangements.

Whether we are consulting to the hotel, or managing the entire minibar department, we focus on hands-on, expert and dedicated management, on-site supervision, and disciplined implementation of specialized procedures which we have developed, in order to achieve our goals and improve the department’s performance.
Using these methods, we already manage many thousands of minibars for our customers, who are spread over five continents around the world.

We have been doing business since 1997 through various subsidiaries. The current corporate structure, in which we are a holding company for various subsidiaries around the world, has been in place since 2001. Our common stock has been listed on the Over-the-Counter Bulletin Board, or "OTC Bulletin Board" since February 2004 under the symbol "HOUM.OB."

Costs and Expenses

Costs and expenses incurred in our outsource operations are generally as follows, but can vary depending on the circumstances and the nature and terms of specific agreements with customers:

(1)	The purchase and / or manufacturing of the minibar systems to be installed in hotels; this capital expense is charged to property and equipment and depreciated over a period of ten years;

(2)
The purchase of the consumables to be placed in the minibars; we purchase these products from various vendors; sometimes the customer will purchase the alcoholic beverages to be placed in the minibars and we reimburse the customer for such purchases;

(3)	Labor costs relating to the minibar attendants;

(4)	General and Administrative, and marketing expenses;

(5)	Maintenance costs relating to the minibar systems;

(6)	Finance expenses.

RESULTS OF OPERATIONS FOR HOMI
YEAR ENDED DECEMBER 31, 2007 COMPARED TO YEAR ENDED DECEMBER 31, 2006.

Revenues

For the years ended December 31, 2006 and 2007, HOMI had revenues of $3,261,000 and $ 3,775,000 respectively, an increase of $ 514,000 or 15.8%. These revenues come from the sale of products in the minibars. According to our agreements with hotels in which we conduct our outsource programs, the hotels, which collect the revenues generated from our minibars, deduct their portion of the revenues before distributing the remainder to us. The increase in sales is due to the fact that a large part of our sales are denominated in non-U.S. currencies most of which have gained strength against the U.S. dollar resulting in an increase in revenues as reported in U.S. dollars. In addition, there was a significant increase in occupancy rates in some of the countries in which we operate, resulting in an increase in minibar consumption and accordingly in revenues.

For the year ended December 31, 2007, our three largest customers accounted for 28.5% of our total revenues, similarly to 2006 where our three largest customers collectively comprised of 29% of our total revenues.
As of December 31, 2007 and 2006, HOMI, through its operating subsidiaries had outsource operation programs to provide and operate minibars as follows:

Location	Percentage of Revenues
	2006	2007

United States of America	33%	30%
ROW	35%	36%
Israel	21%	21%
South Africa	11%	13%
Totals	100%	100%

Gross Profit

Gross profit increased from $1,304,000 to $ 1,562,000, an increase of $258,000 or by 19.8% for the years ended December 31, 2006 and 2007, respectively. Such increase is in correlation to the increase in revenues and accordingly, as a percentage of revenues, gross profit slightly increased from 40% to 41.4%.

Cost of Revenues

Cost of Revenues, before consideration of depreciation expense, for the years ended December 31, 2006 and 2007 were $1,385,000 and $1,606,000 respectively, an increase of $221,000 or by 16.0%, as a result of a similar increase in revenues. As a percentage of gross revenues, costs of revenues remained the same, 42.5% in 2006 and 42.5% in 2007.

Depreciation expense for the years ended December 31, 2006 and 2007 was $572,000 and $607,000, respectively, an increase of $35,000, or 6.1% also as a result of the fact that most of our subsidiaries operate in non-U.S. currency which have gained strength against the U.S. dollar.

Research and Development

During 2006, HOMI commenced its own research and development program aimed at the development of a new range of products. The HOMI® 336, a novel, computerized minibar system designed to increase the accuracy of automatic billing, is the first of the new range of products, the research and development of which, was completed in 2007. R&D are expensed to operations as incurred. Total expenses for the year 2007 were $134,000, and $261,000 in 2006. The company began production in the fourth quarter of 2007.

Operating Expenses

General and administrative expenses increased from $990,000 to $1,410,000, or by 42.4% for the years ended December 2006 and 2007. As a percentage of revenues, general and administrative expenses increased from 30.4% to37.4%. Such increase is due to the fact that most of our local operator's fees, in the various countries in which we operate, are computed as a percentage of revenues which, as indicated above, have increased as compared to 2006. In addition, during 2007 we retained additional consulting services, we expanded our financial department and we recorded an increase in management compensation which was in part based on the Company's financial results.

Selling and Marketing expenses increased from $223,000 to $296,000, or by 32.7% primarily as a result of the marketing efforts related to the HOMI® 336 system.

For the years ended December 31, 2006 and 2007 we had $132,000 and $0 interest and financial expenses, respectively, a decrease of $ 132,000, or 100%.

For the year ended December 31, 2006 we had other income of $20,000, and for the year ended December 31, 2007, we had other income of $752,000. The 2007 income resulted primarily from a gain of $472,000 due to the purchase of 30% of HOMI USA by Hila International, Corp., a wholly owned subsidiary of HOMI and the termination of relating agreements, as more fully described below, as well as a gain of $270,000 from the sale of our interest in Bartech Systems International, Inc. (“BSI ”)

Net Profit (Loss)

As a result of the above, we finished 2007 with a net profit of $450,000, including onetime gains in the amount of $752,000. When excluding such onetime gains, we finished 2007 with a net loss of $302,000, compared to a net loss of $303,000 in 2006, We managed to maintain the same level of loss in 2007 despite the significant increase in our operating expenses.

Liquidity And Capital Resources

Since our inception, we have been dependent on investment capital as our primary source of liquidity. We had an accumulated deficit at December 31, 2006 of  $2,726,000 and $2,276,000 as of December 31, 2007. During the year ended December 31, 2006, we incurred a net loss of $303,000. During the year ended December 31, 2007, we achieved a net profit of $450,000.

Investing and operating activities have historically been funded through our financing activities, which provided cash of approximately $491,000 and $30 during the respective years ended December 31, 2006 and 2007. In 2006 HOMI raised $118,000 through the issuance of convertible notes. These notes accrue interest at a rate of 8% per annum, with the interest payable each quarter commencing 2007. Principal will be repaid in eight equal quarterly installments commencing March 2009. These notes may be converted at a conversion price ranging between $0.50 and $0.80 on dates as defined in the agreement. During the year ended December 31, 2007, HOMI raised an additional $376,000 of these notes.  As of December 31, 2007, $494,000 of such notes was outstanding.

On December 31, 2007, HOMI had long term debt of $1,379,000, including, $100,000 current maturities, and no short-term bank credit.

On February 13, 2007, HOMI, together with several HOMI subsidiaries, entered into a series of agreements with BSI and a subsidiary of BSI pursuant to which HOMI and several of its subsidiaries and BSI and its subsidiaries settled and resolved all outstanding disputes between them.

In addition to mutual waivers and releases, the key elements of the settlement were as follows:

●
BSI sold to Hila International Corp., a wholly owned subsidiary of HOMI (“Hila”) all of BSI’s shares and rights in HOMI USA (formerly “HOS”). Prior to February 13, 2007, HOMI USA was owned 30% by BSI and 70% by Hila. As a result of this sale, HOMI USA is now a directly wholly owned subsidiary of HOMI, and the previously existing stockholders agreement in HOMI USA has been terminated and voided, with no surviving provisions. The purchase price paid by Hila for all of BSI’s shares and rights in HOMI USA was the nominal sum of $1. The purchase by Hila of the 30% of HOMI USA that was previously held by BSI and the termination of related agreements has resulted in a profit of approximately $472,000 to the Company.

●	Hila and BSI gave notice of the discontinuance, with prejudice, of the arbitration proceedings that were pending between them before the American Arbitration Association.
●
BSI granted HOMI and its subsidiaries preferred customer terms on any further purchases that HOMI and its subsidiaries may make from BSI and its subsidiaries, for a minimum and revolving term. Aside from these preferred terms, all non-competition restrictions, exclusivity provisions and all prior agreements between HOMI and its subsidiaries and BSI and its subsidiaries were terminated and voided, with no surviving provisions.

On February 13, 2007, HOMI sold all of the 4,078,072 shares of common stock and 200,000 shares of preferred stock which it held in BSI to Eurogest Foundation, a Vaduz Liechtenstein corporation (“Eurogest”), at a price of $0.55 per share, for the total sale price of $2,352,940, which was paid to HOMI by Eurogest.

The sale of HOMI’s shares in BSI results in a cash-flow infusion of approximately $2.35 million for HOMI, and a profit of approximately $270,000.

On October 31, 2007, HOMI Israel acquired 50% of a previously jointly owned subsidiary, "HOMI Operation 99 Ltd" ("HOMI Operation"), from three other unaffiliated entities for a purchase price of $16,000. . As a result, as of October 31, 2007, HOMI Operation, which is an Israeli company, became a wholly owned subsidiary of HOMI Israel.

At December 31, 2007, we had cash of approximately $2,348,000, including short term deposits. We believe this amount of cash will be sufficient to meet our cash requirements for the next twelve months.

RESULTS OF OPERATIONS – NINE MONTHS ENDED SEPTEMBER 30, 2008 COMPARED TO SEPTEMBER 30, 2007

Revenues

For the nine months ended September 30, 2007 and 2008, HOMI had revenues of $2,743,000 and 2,834,000, respectively, an increase of $91,000 or 3.3%. These revenues arise primarily from the sale of refreshments in the minibars.

The increase in revenues is due to the fact that in the first three quarters of 2008 there was an increase in occupancy rates in some of the countries in which we operate, resulting in an increase in minibar consumption and accordingly in revenues. In addition we began installation of the HOMI® 336 system in additional hotels, which also contributed to our revenues. Further, a large portion of our sales is denominated in non-U.S. currencies, most of which gained strength against the U.S. Dollar, particularly during the first half of 2008, resulting in an increase in revenues as reported in U.S. Dollars.

In addition, as a result of HOMI's indirect acquisition during the fourth quarter of 2007 of the 50% interest in HOMI (Operation 99) Ltd. that was previously held by non-affiliated entities, the revenues of HOMI (Operation 99) Ltd. were for the first time included in HOMI's consolidated revenues as of January 1, 2008.

Notwithstanding, as a result of HOMI's indirect acquisition of the minority interest in HOMI South Africa (Pty) Ltd. (“HOMI SA”), as of January 1, 2008, HOMI SA no longer provides outsourcing services to two of the three hotels in South Africa to which it provided services prior to such acquisition. The revenues for the nine months ended September 30, 2007, include revenues from such two hotels in South Africa, whereas the revenues for the nine months ended September 30, 2008 do not.

For the nine months ended September 30, 2008, our three largest customers accounted for approximately 30.4% of our total revenues.

Gross Profit

Gross profit, before consideration of depreciation expense, decreased from $1,533,000 for the nine months ended September 30, 2007 to $1,483,000, for the nine months ended September 30, 2008.  Gross profit margin, before consideration of depreciation expense, decreased from 55.9% to 52.3%.

Gross profit, after consideration of depreciation expense, decreased from $1,082,000 for the nine months ended September 30, 2007 to $989,000, for the nine months ended September 30, 2008.  Gross profit margin decreased from 39.4% to 34.9%.

The decrease is Gross Profit margin is mainly due to the fact that the cost of revenues already includes the cost associated with the operation of the newly installed  HOMI® 336 minibars, whereas such minibars have not yet reached their expected revenue potential.

Costs of Revenues

Cost of Revenues, before consideration of depreciation expense, for the nine months ended September 30, 2007 and 2008 were $1,210,000 and $1,351,000, respectively, an increase of $141,000 or 11.7%.

Depreciation expense for the nine months ended September 30, 2007 and 2008 approximated $451,000 and $494,000, respectively, an increase of $43,000, or 9.5%. As a percentage of revenues, depreciation expense increased from 16.4% to 17.4%. The increase in depreciation expense is mostly due to the fact that we have begun depreciating certain tools, molds and other assets related to the production process of the HOMI® 336 systems. In addition this quarter we began to depreciate the cost of the new HOMI® 336 systems which were installed during the last two quarters.

Research and Development

During 2006, HOMI commenced its own research and development program aimed at the development of a new range of products. The  HOMI® 336, a novel, computerized minibar system designed to increase the accuracy of automatic billing, is the first of the new range of products, the research and development of which, was completed in 2007. Research and Development is expensed to operations as incurred. Total research and development expenses for the nine months ended September 30, 2007 were $110,000 and $92,000 for the nine months ended September 30, 2008. Production of the HOMI® 336 began during the fourth quarter of 2007. The first pilot installation of the HOMI® 336 systems was completed in early 2008. Additional installations have been completed since that time and the Company continues to manufacture the HOMI® 336 systems for scheduled installations. Further, the HOMI® 330, an additional new range product, is currently in the final stages of development.

Operating Expenses

General and Administrative expenses increased from $1,006,000 for the nine months ended September 30, 2007 to $1,293,000 for the nine months ended September 30, 2008, or by 28.5%. As a percentage of revenues, general and administrative expenses increased from 36.7% to 45.6%. Part of the increase is due to the fact that the General and Administrative expenses for the nine months ended September 30, 2008 include a onetime expense of approximately $54,000 as a result of the purchase of the minority interest in HOMI SA.

When excluding such onetime expense, we finished the nine months ended September 30, 2008 with General and Administrative expenses of $1,239,000, an increase of 23.2% as compared to the nine months ended September 30, 2007. Such increase is partly due to the fact that many of our local operator's fees in the various countries in which we operate are computed as a percentage of revenues which, as indicated above, increased in the first three quarters of 2008. In addition, such increase is also due partly due to additional consulting services that we have retained as well as the expansion of our financial department and the hiring of a new president.

Selling and Marketing expenses increased from $226,000 for the nine months ended September 30, 2007 to $331,000 for the nine months ended September 30, 2008, or by 46.5%, primarily as a result of the intensive marketing efforts related to the HOMI® 336 and HOMI® 330 systems and creation of a new sales and marketing infrastructure for a new range of products.

Financial Income (Expenses)

For the nine months ended September 30, 2007 we had financial income of $28,000, and for the nine months ended September 30, 2008, we had financial expenses of $309,000, additional financial expense of $337,000. These amounts include interest expense (net) of approximately $67,000 and $96,000, respectively. The remaining amount of financial expenses for the nine months ended September 30, is due primarily to a currency exchange loss as a result of the fluctuation of the US$ exchange rate as compared to the various non-U.S. currencies.

Other Income (Expenses)

For the nine months ended September 30, 2007 and 2008 we had other income of $742,000 and $6,000, respectively.
The income for the nine months ended September 30, 2007 was primarily a result of the sale of shares we held in Bartech Systems International, Inc. ("Bartech") and the purchase, through a HOMI subsidiary, of Bartech's interest in HOMI USA, Inc.

The income for the nine months ended September 30, 2008 was a result of the purchase of the minority interest in HOMI SA as stated below.

On December 28, 2007, HOMI Israel Ltd. (“HOMI Israel”), which is a wholly owned subsidiary of HOMI and which indirectly owned 60% of HOMI SA, entered into an agreement with Ice Maiden International Ltd. and its beneficial owners (“Ice Maiden”), which owned the remaining 40% of HOMI SA. Under the agreement, it was agreed that HOMI Israel would purchase Ice Maiden's 40% holding in HOMI SA at a purchase price of $73,000. In addition, it was agreed that the shareholder loan made by Ice Maiden to HOMI SA, the outstanding balance of which including accrued interest was $112,000 (the “Shareholder Loan”), would be repaid.

The closing of this transaction took place on March 10, 2008, at which time the Shareholder Loan was repaid in the following manner: (i) HOMI SA sold to Ice Maiden's order the minibars and related assets and equipment owned by HOMI SA which were installed at two hotels in Johannesburg, South Africa, and assigned to Ice Maiden's order the agreements it was a party to with such hotels regarding the operation of such minibars for an agreed price of $102,500 (inclusive of VAT). The total amount of the purchase price was set-off against the Shareholder Loan, and (ii) repayment of the balance of the Shareholder Loan in the amount of $9,500.

As a result of the share purchase, HOMI SA became, as of March 10, 2008, an indirectly wholly (100%) owned subsidiary of HOMI.

Net Income (Loss)

As a result of the above, for the nine months ended September 30, 2007 we had net income of $454,000 and for the nine months ended September 30, 2008, we had a net loss of $1,051,000.

As indicated above, the net income in 2007 was primarily a result of income of $742,000 derived from selling the shares we held in Bartech Systems International, Inc. and the purchase, through a HOMI subsidiary, of Bartech's interest in HOMI USA, Inc.

When excluding the onetime gain of 2007, and when excluding the onetime gain of $6,000 included in other income and the onetime General and Administrative expense of $54,000, all of which incurred during the nine months ended September 30, 2008 as a result of the purchase of the minority interest in HOMI SA, we finished the nine months ended September 30, 2007 and 2008 with a net loss of $288,000 and $1,003,000, respectively.

Liquidity and Capital Resources

Since our inception, we have been dependent on investment capital as our primary source of liquidity. We had an accumulated deficit at September 30, 2008 of $3,327,000. During the nine months ended September 30, 2008, we had net loss of $1,051,000.

Our financing activities resulted in cash of approximately $75,000 during the nine months ended September 30, 2007 and during the nine months ended September 30, 2008 we used cash in the amount of $194,000. On September 30, 2008, we had long term liabilities of approximately $1,186,000, which are mainly comprised of loans and convertible notes.

On September 30, 2008, we had cash and cash equivalents of approximately $848,000.  We believe that we have sufficient cash and cash equivalents to finance our existing operations for the next 12 months. However, such amount is not sufficient to fund the manufacture of our minibars over the next 12 months. In order to continue manufacturing our minibars, we will need to raise additional capital. In this respect, on September 26, 2008, we filed a registration statement on Form S-1 regarding the proposed issue of rights to our stockholders to purchase up to $1.5 million of our common stock.

OFF BALANCE SHEET ARRANGEMENTS

HOMI has no significant off balance sheet arrangements.

INFLATION

We do not believe that inflation has had a significant impact on our consolidated results of operations or financial condition.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

DIVIDENDS

HOMI has not declared any dividends on its common stock from its inception to the date of this prospectus and has no plans to declare dividends in the near future.

DESCRIPTION OF PROPERTY

Our operations are based primarily at hotels in which we conduct our outsource operations. Most of these hotels allow us to utilize office space free of charge. We also make use of a small amount of office space in Tel Aviv, Johannesburg, San Francisco, Geneva and New York.

Our facilities are as follows:

•
Our corporate headquarters are located at 80 Wall Street, Suite 815, New York, New York, in the offices of Schonfeld & Weinstein, L.L.P., at no additional cost to us. Schonfeld & Weinstein, L.L.P. serves as our US Counsel and also owns shares in our company.

•
HOMI Israel’s corporate headquarters are currently located at 9 Shenkar Street, Gav-Yam Building #3, Herzliya-Pituach, 46725, Israel, with a monthly rent of approximately $4,600 (NIS 17,550 plus VAT).  The term of the lease is September 15, 2008 – September 30, 2009.  This office is leased from an unaffiliated third party. We also lease a virtual office at 116 West 23rd Street, New York, New York from Select Office Suites, an unrelated third party, for $100 per month on a month-to-month basis.

•
HOMI USA has its corporate headquarters at 1 Embarcadero Center, Suite 500, San Francisco, California 94111. The monthly rent is $500. Most of HOMI USA’s operations are conducted from the office we utilize at the Hyatt Regency San Francisco, which is one of our customers.

•	HOMI South Africa operates from an office in Johannesburg for a monthly rent of $350.

•	In connection with our European operations, we also lease an office in Geneva, Switzerland, for a monthly rent of approximately $1,600 (approximately CHF1,535 ).

The office space provided us by the hotels in which we operate are also usually used to store goods to be placed in the minibars and spare parts for the minibars. Generally, we do not keep a significant number of minibars in stock. Instead, we order them on an as needed basis. Typically, they are then shipped directly from the manufacturer to the customer. As we enter into additional outsource agreements with customers, we will expect to receive office space within the premises of these customers, from which we will conduct our operations.

LEGAL PROCEEDINGS

As of the date hereof, we are not a party to any pending legal proceedings. To the best of our knowledge, no governmental authority is contemplating the initiation of any legal proceedings against us.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Our Board of Directors and executive officers and their respective ages as of November 21, 2008 are set forth in the table below. Each of the directors of HOMI will serve until the next annual meeting of shareholders or until his successor is elected and qualified.

Also provided is a brief description of the business experience of each director and executive officer and the key personnel during the past three years and an indication of directorships (if any) held by each director in other companies subject to the reporting requirements under the Federal securities laws.

NAME	AGE	POSITION

Daniel Cohen	53	President

Jacob Ronnel	52	CEO, Director

Ariel Almog	41	Director

Linor Labandter	32	CFO

Avraham Bahry	63	Chairman

Jules Polak	62	Director

Jacob Faigenbaum	55	Director

Yoav Ronen	49	Director

Biographies

Daniel Cohen, 53, was appointed President of HOMI in August 2008. Mr. Cohen has been a consultant to HOMI since September 2007. Since February 2008 he has been Chairperson of Conceptic Ltd., an Israeli company which develops electronic menu systems for the restaurant industry. From 2005 to 2007 he was a director and Chief Financial Officer of Red Rocks Development, a land development project in Arizona. From 1997 to 2005, Mr. Cohen served as Chairman, President and Chief Executive Officer of Bartech Systems International, Inc., a U.S. corporation which creates automated mini-bar solutions for the hotel industry. Mr. Cohen is a graduate of Ecole Hoteliere de Lausanne (International Institute of Hospitality Management) and is a graduate of the Advanced Management Program, INSEAD.

Jacob Ronnel, 52, has been Chief Executive Officer and a director of HOMI since December 28, 2001, and a director of HOMI Israel, Ltd. (formerly Bartech Mediterranean Ltd.) since May 1997. Mr. Ronnel served as President of HOMI from December 2001 to August 2008. In addition, he serves as a director and Chief Executive Officer of subsidiaries of HOMI. From July 1997 to September 1997, Mr. Ronnel was a consultant to and provisional manager of Brookside Investments, Ltd. From 1996 to 2002, he was a consultant for Kassel Financial Consultants, located in Israel. Mr. Ronnel obtained a degree in International Hotel Administration from Ecole Hoteliere de Lausanne, Switzerland.

Ariel Almog, 41, served as Chief Operating Officer of HOMI from December 2001 to August 2008. He has served as a  director of HOMI since December 2001. Almog was appointed Chief Executive Officer of HOMI USA, Inc., HOMI's U.S. subsidiary, in August 2008. He has been Chief Operating Officer and a director of HOMI Israel, Ltd. (formerly Bartech Mediterranean Ltd.) since May 1997. In addition, he serves as an officer and director of subsidiaries of HOMI. From 1996 to 1998, Mr. Almog was an owner of a franchise Apropo Cafe restaurant in Israel. He received a Bachelor of Business Administration and Marketing from Schiller International University (American University, Paris, France).

Linor Labandter, 32, has been HOMI's Chief Financial Officer since May 2007. From 2003 to 2006, she served as controller for Carmel Ventures, a leading Israeli venture capital firm. From 2000 to 2003, Ms. Labandter was an advisor for the corporate finance department of KPMG. Ms. Labandter is a certified public accountant. She received a B.A. degree in accounting and an LLB law degree from Tel Aviv University. On November 10, 2008, Ms. Labandter tendered her resignation as Chief Financial Officer of HOMI. This resignation shall take effect February 15, 2009.

Avraham Bahry, 63, has been Chairman of HOMI since December 2004. Mr. Bahry established Mul-T-Lock Ltd., an Israeli corporation, in 1973, which he grew into a multi-national holding company in the business of products and services for the protection of life and property. Mr. Bahry sold Mul-T-Lock Ltd. in 1999 and has worked as a consultant since then.

Jules M. Polak, 62, has been a director of HOMI since December 2004. Mr. Polak has been a principal of Jules Polak Business Consulting Ltd. since 2000. From 1993 to 2000, he was Chief Executive Officer of Golden Pages Israel, the yellow pages publisher of Israel. He has been a director of several privately held companies in Israel.

Jacob Faigenbaum, 55, has been a director of HOMI since 2007. He has served as founder and Managing Director of Financial Guardian Group since 2001. He was Senior Manager of Old Mutual International in London from 1997 to 2001, and he was Managing Director of Pioneer International, International Investments Advisory from 1986-1997. Mr. Faigenbaum served in the Israeli Defense Forces as Colonel. He received a Masters of Economics and Business Administration from Bar-Ilan University and is currently finishing his LLB.

Yoav Ronen, 49, has been a director of HOMI since December 2006. Mr. Ronen has years of experience managing hotels. Since 2005, he had been Supervisor and Director of Marketing for two hotels in Prague, Czech Republic: The Joe Hotel and Villa Schwaiger. Since 2003, he has been Supervisor and Director of Marketing for the Ros Maris Rob D.o.o. Hotel in Croatia. From 1995-2002 he served as Chief Executive Officer for the Hotel Jordan River in Tiberius, Israel, and Hotel Carmel in Netanya, Israel. Mr. Ronen received a Bachelor’s degree in Business and Accounting from Tel Aviv University.

Executive Compensation Table

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non Equity Incentive Plan Compensation ($)	Non Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jacob Ronnel (1) Chief Executive Officer	2006	96,000							96,000
	2007	144,288	41,690					500 (7)	186,478
Daniel Cohen President (2)	2006	N/A
	2007	N/A						20,000 (6)	20,000
Sigal Grinboim CFO (3)	2006	48,000							48,000
	2007	38,500	1,024						39,524
Linor Labandter CFO (4)	2006	N/A
	2007	80,000	9,816						89,816
Ariel Almog COO (5)	2006	153,979							153,979
	2007	193,389	30,850					500 (7)	224,739

1. Mr. Ronnel's salary was paid by HOMI USA (1/3) and by HOMI Inc. (2/3). Mr. Ronnel served as President of HOMI until August 2008. He remains CEO of HOMI.

2. Mr. Cohen was appointed President of HOMI in August 2008. He was paid for consulting services in 2007.

3. Ms. Grinboim's position as Chief Financial Officer terminated on May 9, 2007.

4. Ms. Labandter was appointed Chief Financial Officer in May 2007 and is an employee of HOMI Israel Ltd. Her salary was paid by HOMI Israel Ltd. On November 10, 2008, Ms. Labandter tendered her resignation, effective February 15, 2009.

5. Mr. Almog's entire salary was paid by HOMI USA, Inc. Mr. Almog ceased to be HOMI's COO in August 2008, at which time he was appointed CEO of HOMI USA, Inc.

6.  Mr. Cohen was paid as a consultant of HOMI .

7.  Represents interest paid on loans to the Company.

HOMI has employment agreements with four of its executive officers: Daniel Cohen, President; Jacob Ronnel, Chief Executive Officer; Linor Labandter, Chief Financial Officer; and Ariel Almog, Chief Executive Officer of HOMI USA, Inc.

Pursuant to the agreement with Daniel Cohen, Mr. Cohen is to serve as President of HOMI with managerial responsibilities over HOMI's activities. Mr. Cohen's salary is $120,000 per year. He receives a one time bonus payment for each minibar that will be installed at a hotel in Europe by HOMI as a result of introductions made by Mr. Cohen. During the first eighteen months of Mr. Cohen's employment, the agreement may not be terminated except for cause. After that time, the agreement may be terminated upon 120 days written notice.   In addition, Mr. Cohen has agreed to provide services as requested by  the company for up to two years after the termination, for any reason, of his employment.  Mr. Cohen shall commit to working twenty hours per month for the two years following the end of his employment with HOMI.  In consideration for such services and for agreeing not to compete with the company, Mr. Cohen shall be paid $4,500 per month.  In the event HOMI no longer requires Mr. Cohen’s services in the second year after the termination of his employment with the company, HOMI shall no longer be required to pay that monthly fee at which time Mr. Cohen shall no longer be bound by the non-compete clause contained in his employment agreement.

Pursuant to the agreement with Jacob Ronnel, Mr. Ronnel shall serve as CEO of HOMI and its subsidiaries. Mr. Ronnel's annual salary shall be 105,000 Euros (approximately $131,533). Mr. Ronnel's employment may be terminated upon 120 days notice.   In addition, Mr. Ronnel has agreed to provide services as requested by the company for up to two years following the termination, for any reason, of his employment.  Mr. Ronnel shall commit to 60 hours per month the first year, and 45 hours the second year.  In consideration for such services and for agreeing not to compete with the company, Mr. Ronnel shall be paid $4,500 per month.  In the event HOMI no longer requires Mr. Ronnel’s services in the second year after the termination of his employment with the company, the company shall no longer be required to pay that monthly fee, at which time Mr. Coehn shall no longer be bound by the non-compete contained in his employment agreement.

Pursuant to the agreement with Linor Labandter, Ms. Labandter is to serve as CFO for HOMI and its subsidiaries at an annual salary of NIS 540,000 (approximately $135,362). During the first eighteen months of Ms. Labandter’s employment, the agreement may not be terminated except for cause.  After that time, the agreement may be terminated upon 120 days written notice.

Ariel Almog entered into an agreement with the company in 2002, pursuant to which Mr. Almog shall serve as the Chief Operating Officer of HOMI USA (formerly known as Hotel Outsource Services, Inc.) at an annual salary of $80,000, plus housing allowance (up to $2,700 per month) and child allowance ($1,300 per month). The agreement may be terminated upon 90 days written notice.

In 2007, bonuses were given according to the following calculations: seven percent (7%) of EBITDA and ten percent (10%) of net profits of HOMI's consolidated financial statements. This amount was distributed fifty percent (50%) to the Chief Executive Officer, thirty-seven percent (37%) to the Chief Operating Officer; and thirteen percent (13%) to the Chief Financial Officer.

Directors Compensation

Directors are reimbursed for the expenses they actually incur in attending board meetings. In addition, Directors are paid a fee of $1,000 per directors meeting, and $500 per committee meeting. The following fees were paid in 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Avraham Bahry	$5,000					$60,000 (†)	$65,000
Jacob Ronnel*
Ariel Almog*
Jules Polak	$7,000						$7,000
Phillipe Schwartz **	$5,500						$5,500
Jacob Faigenbaum	$4,000						$4,000
Yoav Ronen	$5,500						$5,500
Uri Kellner **	$3,000						$3,000

* Compensation for services as a director is fully reflected in the Executive Officer Compensation Table.
** As of November 20, 2008, Mr. Schwartz and Mr. Kellner are no longer directors of HOMI.
 † Mr. Bahry was paid as a consultant to HOMI.

CORPORATE GOVERNANCE

Code of Ethics

HOMI has adopted a code of ethics that applies to its principal executive officers, principal financial officer and principal accounting officer. HOMI will provide any person without charge, upon request, a copy of such code of ethics and explain the manner in which such request may be made.

Audit Committee Financial Expert

HOMI’s board of directors has determined that HOMI has one financial expert serving on its audit committee: Jules M. Polak.

Compensation Committee

HOMI does not currently have a compensation committee. All directors participate in deliberations concerning executive officer compensation.

Director Independence

Our current Board members consist of Daniel Cohen, Avraham Bahry, Jacob Ronnel, Ariel Almog, Jacob Faigenbaum, Jules Polak, and Yoav Ronen. The Board has determined that Messrs. Polak, Faigenbaum and Ronen are independent applying the definition of independence under the listing standards of the American Stock Exchange. Messrs. Cohen, Bahry, Ronnel and Almog are not independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent (5%) of the outstanding shares of our common stock as of November 21, 2008 and our executive officers and directors, including all our executive officers and directors as a group follows:

Names and Address of Beneficial Owner	Number of Shares Beneficially Owned	% Beneficially Owned (1)

Daniel Cohen 5108 Wessling Lane Bethesda, Maryland 20814	1,282,812	3.12%

Jacob Ronnel 21 Hasavoraim Street Tel Aviv, Israel	2,471,142	6.01%

Ariel Almog 224 Maypoint Drive, San Raphael, CA	2,249,481	5.47%

Sigal Grinboim(2) 7 Barazani Street Ramat Aviv, Israel	0	0%

Linor Labandter(3) 100 Levi Eshkol Street, Apt # 9 Tel-Aviv 69361 Israel	0	0%

Avraham Bahry 1 Gan Hashikmin Street Ganei-Yehuda-Savion, Israel	3,604,339	8.76%

Jules Polak 4 Kiriati Street Ramat Gan, Israel	0	0%

Yoav Ronen 2 Mivza Horev Street Modiin, Israel	26,565	0.06%

Jacob Faigenbaum Migdal Moshe Aviv 7 Jabotinsky Street, 19th Floor Ramat Gan, Israel	0	0%

All officers and directors as a group (8people)	9,634,339	23.43%

(1)	Based on a total of 41,122,078 shares outstanding as of November 21, 2008.
(2)	Ms. Grinboim served as Chief Financial Officer of HOMI until May 9, 2007.
(3)	Ms. Labandter has been Chief Financial Officer since May 9, 2007. On November 10, 2008, Ms. Labandter tendered her resignation as Chief Financial Officer of HOMI, effective February 15, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions or proposed transactions which have materially affected or will materially affect us in which all director, executive officer or beneficial holder of more than 5% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

On December 28, 2007, HOMI Israel Ltd. ("HOMI Israel"), which is a wholly owned subsidiary of HOMI and which indirectly owned 60% of HOMI South Africa (Pty.) Ltd. (“HOMI SA”), entered into an agreement with Ice Maiden International Ltd. and its beneficial owners ("Ice Maiden"), which owned the remaining 40% of HOMI SA. Under the agreement, it was agreed that HOMI Israel will purchase Ice Maiden's 40% holding in HOMI SA at a purchase price of $73,000. In addition, it was agreed that the shareholder loan made by Ice Maiden to HOMI SA, the outstanding balance of which including accrued interest was $112,000 (the "Shareholder Loan"), would be repaid.

The closing of this transaction took place on March 10, 2008, at which time the Shareholder Loan was repaid in the following manner: (i) HOMI SA sold to Ice Maiden's order the minibars and related assets and equipment owned by HOMI SA which were installed at two hotels in Johannesburg, South Africa, and assigned to Ice Maiden's order the agreements it was a party to with such hotels regarding the operation of such minibars for an agreed price of $102,500 (inclusive of VAT). The total amount of the purchase price was set-off against the Shareholder Loan. (ii) repayment of the balance of the Shareholder Loan in the amount of $9,500.

As a result of the share purchase, HOMI SA became, as of March 10, 2008, an indirectly wholly (100%) owned subsidiary of the Company.

During the years ended December 31, 2007, HOMI incurred various related party expenses for the following:

Description	2007
Directors’ fees and liability insurance	$66,000
Consulting fees	$575,000
Interest Payments	$18,000
Totals	$659,000

On November 10, 2008, HOMI entered into an agreement with two related parties, Daniel Cohen, President, and Avraham Bahry, Chairman of the Board, pursuant to which Mr. Cohen and Mr. Bahry loaned HOMI a collective total of $300,000. These loans are for a four month period and shall accrue interest at a rate of 6% per annum. At HOMI's option, these loans may be converted into shares of common stock at the same price shares are being offered pursuant to this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of the receipt, exercise, and expiration of subscription rights received by them in the rights offering. For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our common stock who holds such shares as a “capital asset” for U.S. federal income tax purposes (generally property held for investment) and is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

•	A corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code (as defined below) or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion does not describe all of the tax consequences that may be relevant to a U.S. holder in light of its particular circumstances. For example, this discussion does not address:

•
Tax consequences to U.S. holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities, insurance companies, individual retirement accounts or other tax-deferred account, or retirement plans;

•	Tax consequences to persons holding shares of our common stock or subscription rights as part of a hedging, constructive sale or conversion;

•	Tax consequences to U.S. holders whose “functional currency” is not the U.S. dollar;

•	The U.S. federal estate, gift or alternative minimum tax consequences, if any, to U.S. holders; or

•	Any state, local, or foreign tax consequences.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds shares of our common stock, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your own tax advisors concerning the tax treatment of the receipt of subscription rights in the rights offering and the exercise and lapse of the subscription rights.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been sought or obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a U.S. holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, AND EXPIRATION OF SUBSCRIPTION RIGHTS RECEIVED IN THE RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

Receipt, Exercise, and Expiration of the Subscription Rights

For U.S. federal income tax purposes, a U.S. holder should not recognize income, gain, or loss upon its receipt of subscription rights in the rights offering, the expiration of such subscription rights, or its exercise of such subscription rights.

A U.S. holder’s basis in the subscription rights received in the rights offering will generally be zero unless the subscription rights are exercised and either (1) the fair market value of the subscription rights on the date such subscription rights are distributed by us is equal to or exceeds 15% of the fair market value on such date of the shares of our common stock with respect to which the subscription rights are received or (2) such U.S. holder elects, in its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its basis in its shares of our common stock held to the subscription rights. In either case, the U.S. holder’s basis in its shares of our common stock with respect to which the subscription rights are received will be allocated among such shares and the subscription rights received in proportion to their respective fair market values on the date the subscription rights are distributed by us.

A U.S. holder’s basis in the shares of our common stock acquired through the exercise of subscription rights should equal the sum of the subscription price paid for the shares and the U.S. holder’s tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through the exercise of the subscription rights will begin on the date the subscription rights are exercised.

Notwithstanding the foregoing, if a U.S. holder exercises subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of the basis of the shares sold and the subscription rights received in respect of such shares, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares sold, and (3) the impact of such allocation on the basis of the shares of our common stock acquired through the exercise of such subscription rights. If a U.S. holder exercises the subscription rights received in the rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, such U.S. holder should consult its tax advisors.

PLAN OF DISTRIBUTION

We are offering shares of our common stock directly to you pursuant to the rights offering. Our officers and directors may contact holders of our common stock by mail, telephone, facsimile, and personal interview and may request brokers, dealers, custodian banks or other nominees on your behalf to forward materials relating to the offers to beneficial owners of our common stock. These officers, directors, and other employees will not receive any commissions or compensation in connection with these activities other than their normal compensation. We have not employed any brokers, dealers or underwriters to assist in the solicitation of the exercise of rights in the rights offering and, except as just described, no other commissions, fees, or discounts will be paid in connection with the rights offering.

We will also pay the fees and expenses of Standard Registrar & Transfer Co Inc., as subscription agent. We will pay out-of-pocket expenses, including payments to legal advisors, accountants, the dealer manager, and subscription agent, printing costs, mailing costs, and filing fees estimated to total approximately $35,000.

LEGAL MATTERS

The legality and validity of the securities offered under this prospectus will be passed upon by Schonfeld & Weinstein, L.L.P., legal counsel for HOMI.
EXPERTS

The consolidated financial statements of HOMI for the year ended December 31, 2007 have been audited by Barzily & Co., independent registered public accounting firm, as set forth in their report thereon and are included herein. We have included our financial statements in this prospectus and in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We maintain an internet site at http://www.my-homi.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC’s Public Reference Room at 100 F Street, NE Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 800-SEC-0330. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the company.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Accounting Firm

Balance Sheets as of December 31, 2006 and 2007

Statements of Operations for the two years ended December 31, 2006 and 2007

Statement of Cash Flows for the years ended December 31, 2006 and 2007

Notes to Financial Statements

Balance Sheets as of September 30, 2007 and 2008

Statement of Operations for nine months ended September 30, 2007 and 2008

Statement of Cash Flows for nine months ended September 30, 2007 and 2008

Notes to Financial Statements

HOTEL OUTSOURCE MANAGEMENT

INTERNATIONAL, INC. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2007 AND 2006

INDEX

Page FS

Reports of Independent Registered Public Accounting Firm	2

Consolidated Balance Sheets	3-4

Consolidated Statements of Operations	5

Statement of Changes in Shareholders' Equity	6

Consolidated Statements of Cash Flows	7-8

Notes to the Consolidated Financial Statements	9-29

- - - - - - - - - - - - - - - - -

-FS 2-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors of Hotel Outsource Management International, Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheets of Hotel Outsource Management International, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2007 and 2006, and the consolidated results of its operations, changes in shareholders' equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Barzily & Co.
Jerusalem, Israel

March 28, 2008

Jerusalem,City Tower,34 Ben-Yehuda St. 94583 Tel: 972 - 2 - 6256341 Fax: 972 - 2 - 6231340 Tel-Aviv,Shalom Tower,9 Ahad Ha’am St.65251 Tel: 972 - 3 - 5176383 Fax: 972 - 3 - 5176392	ירושלים,מגדל העיר, רח' בן יהודה 34, 94583 טל': 6256341 - 02 פקס: 6231340 - 02 תל אביב,מגדל שלום,רח' אחד העם 9, 65251 טל': 5176383 - 03 פקס: 5176392 - 03
Barzily & Co. is a member of MSI, a network of independent professional firms
w w w . b a r z i l y . c o . I l

-FS 3-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
US Dollars in thousands

		December 31,
	Note	2007	2006

ASSETS

CURRENT ASSETS:

Cash and cash equivalents		2,344	609
Short-term bank deposits		5	18
Trade receivables (net of allowance for doubtful accounts of $ 0.00 as of December 31, 2007 and 2006)		791	539
Other accounts receivable	3	125	163
Inventories		251	243

		3,516	1,572

LONG-TERM INVESTMENTS:

Investments in affiliated companies	4	-	1,713
Severance pay fund		33	23

		33	1,736

PROPERTY AND EQUIPMENT, NET:	5

Minibars and related equipment		4,541	4,236
Other property and equipment		56	91

		4,597	4,327

OTHER ASSETS:	6

Contract rights, net		26	37
Deferred expenses		90	66
Trademark		30	-
		146	103

		8,292	7,738

The accompanying notes are an integral part of the consolidated financial statements.

-FS 4-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
US Dollars in thousands (except share data)

		December 31,
	Note	2007	2006
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long-term loans	9	292	332
Trade payables		374	252
Accrued and other liabilities	8	299	469

		965	1,053
LONG-TERM LIABILITIES:

Long-term loans, net of current maturities	9	785	1,116
Convertible notes	7	494	118
Accrued severance pay		45	31
Deferred taxes	14	21	10

		1,345	1,275

COMMITMENTS AND CONTINGENT LIABILITIES	10

MINORITY INTEREST		(26)	459

SHAREHOLDERS' EQUITY:

Share capital -	11
Preferred stock of $ 0.001 par value – 5,000,000 shares Authorized; 0 shares issued and outstanding as of December 31, 2007 and 2006; Common stock of $ 0.001 par value – 105,000,000 shares Authorized; 41,122,078 shares and 39,967,937 shares issued and outstanding: as of December 31, 2007 and 2006, respectively		41	40
Additional paid-in capital		8,048	7,585
Accumulated other comprehensive income		195	52
Accumulated deficit		(2,276)	(2,726)

		6,008	4,951

		8,292	7,738

The accompanying notes are an integral part of the consolidated financial statements.

-FS 5-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
US Dollars in thousands (except share and per share data)

		Year ended December 31,
	Note	2007	2006

Revenues	12	3,775	3,261

Cost of revenues:

Depreciation		(607)	(572)

Other		(1,606)	(1,385)

Gross profit		1,562	1,304

Operating expenses:

Research and Development		(134)	(261)

Selling and marketing		(296)	(223)

General and administrative		(1,410)	(990)

Loss before financial expenses and other income, net		(278)	(170)

Financial expenses, net	13	-	(132)

Other income, net	13A	752	20

Income (loss) before taxes on income		474	(282)

Taxes on income	14	(36)	(32)

Income (loss) before equity in earnings of an affiliated company and minority interests in losses of subsidiaries, net		438	(314)

Equity in losses of an affiliated company		-	(3)

Minority interest in losses of subsidiaries, net		12	14

Net income (loss)		450	(303)

Basic and diluted net income (loss) per share		0.011	(0.008)

Weighted average number of shares used in computing basic and diluted net income (loss) per share		40,361,891	38,098,371

The accompanying notes are an integral part of the consolidated financial statements.

-FS 6-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
US Dollars in thousands (except shares data)

	Number of Shares of Common Stock	Common Stock Par Value	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Other Comprehensive income (loss)	Total
Balance as of December 31, 2005	30,447,522	30	4,556	(71)	(2,423)	-	2,092

Issuance of shares (see also Note 11)	9,520,415	10	3,029	-	-	-	3,039
Foreign currency translation adjustments	-	-	-	123	-	123	123
Net loss	-	-	-	-	(303)	(303)	(303)

Total comprehensive loss						(180)

Balance as of December 31, 2006	39,967,937	40	7,585	52	(2,726)		4,951

Issuance of shares (see also Note 11)	1,154,141	1	463				464
Foreign currency translation adjustments	-	-	-	143		143	143
Net profit	-	-	-	-	450	450	450

Total comprehensive income						593

Balance as of December 31, 2007	41,122,078	41	8,048	195	(2,276)		6,008

The accompanying notes are an integral part of the consolidated financial statements.

-FS 7-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
US Dollars in thousands

Year ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	450	(303)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of investment	(275)	-
Depreciation and amortization	641	596
Share-based compensation	15	-
Increase in accrued severance pay, net	4	8
Accrued interest and linkage difference on loans, net	(2)	-
Interest and linkage differences in regard to shareholders	18	27
Equity in losses of an affiliated company	-	3
Gain on sale of property and equipment	(2)	-
Minority interest in losses of subsidiaries, net	(12)	(14)
Provision for deferred income taxes	10	-
Other income	(472)	-
Changes in assets and liabilities:
Decrease (increase) in inventories	7	(61)
Increase in trade receivables	(227)	(28)
Decrease in other accounts receivable	10	15
Increase (decrease) in trade payables	53	(33)
Increase (decrease) in other accounts payable and accrued expenses	(191)	216
Net cash provided by operating activities	27	426

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of shares in an affiliate	2,353	-
Purchases of property and equipment	(640)	(803)
Proceeds from sales of property and equipment	11	-
Investment in an affiliated company	-	(120)
Short-term bank deposits, net	13	74
Acquisition of intangibles	(30)	-
Acquisition of a newly consolidated company (Appendix A)	16	-
Net cash provided by (used in) investing activities	1,723	(849)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issue of shares, net	1	927
Proceeds from issuance of convertible notes, net of deferred expenses	338	106
Repayments of long-term loans from banks and others	(310)	(281)
Repayments of long-term loans from shareholders	(5)	(261)
Dividend from an affiliated company	6	-
Net cash provided by financing activities	30	491

Effect of exchange rate changes on cash and cash equivalents	(45)	(2)
Increase in cash and cash equivalents	1,735	66
Cash and cash equivalents at the beginning of the year	609	543
Cash and cash equivalents at the end of the year	2,344	609

The accompanying notes are an integral part of the consolidated financial statements.

-FS 8-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
US Dollars in thousands

Appendix A -
Acquisition of a newly consolidated company:	Year ended December 31,
	2007	2006
Working capital, net (excluding cash and cash equivalents)	32	-
Excess cost attributed to fixed assets	(16)	-
	16	-

Appendix B -
Supplemental disclosure of non-cash investing and financing activities and cash flow information:	Year ended December 31,
	2007	2006

Non-cash investing and financing activities:

Acquisition of property and equipment on short-term credit	58	-

Cash paid during the year for interest	116	130

Conversion of accounts payable into share capital	77	78

Investment in shares of an affiliate in exchange for shares issued by the Company net of issue expenses	371	1,476

Payables in regard to investment in an affiliate	-	100

The accompanying notes are an integral part of the consolidated financial statements.

-FS 9-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 1:-	GENERAL

a.
Hotel Outsource Management International, Inc. ("HOMI") was incorporated in Delaware on November 9, 2000. HOMI and its subsidiaries, as identified in Note 2c below, are engaged in the distribution, marketing and operation of computerized minibars in hotels located in the United States, Europe, Israel, Australia and South Africa.

Hereinafter, HOMI and its subsidiaries will be referred to as the "Company".

HOMI's common stock has been listed on the Over-the-Counter Bulletin Board since February 2004 under the symbol "HOUM.OB."

 b. During 2006, the Company commenced its own research and development program aimed at the development of a new range of products. The HOMI® 336, a novel, computerized minibar system designed to increase the accuracy of the automatic billing and reduce the cost of operating the minibars, is the first of the new range of products, the research and development of which was completed in 2007. Subsequently, during the second half of 2007, the Company entered the production phase of the HOMI® 336 system. The first pilot installation of the HOMI® 336 system commenced during the fourth quarter of 2007.

Until February 13, 2007, HOMI and its subsidiaries were dependent upon a sole supplier, Bartech Systems International, Inc. ("BSI") to provide minibars custom built to their specifications. As mentioned in note 1c, subsequent to the abovementioned date, the Company is no longer subject to such dependence.

8.      On February 13, 2007, HOMI and several of its subsidiaries entered into a series of agreements with BSI and one of its subsidiaries, pursuant to which the parties settled and resolved all outstanding disputes between them.

In addition to mutual waivers and releases, key elements of the settlement were as follows:

-
BSI sold to Hila International Corp., a wholly owned subsidiary of HOMI ("Hila") all of BSI's shares and rights in HOMI USA (formerly HOS). Prior to February 13, 2007, HOMI USA was owned 30% by BSI and 70% by Hila. As a result of this sale, HOMI USA is now a directly wholly owned subsidiary of HOMI, and the previously existing stockholders agreement in HOMI USA has been terminated and voided, with no surviving provisions. The purchase price paid by Hila for all of BSI's shares and rights in HOMI was the nominal sum of $ 1. The purchase by Hila of 30% of HOMI USA that was previously held by BSI has resulted in other income of approximately $ 472 to the Company.

-	Hila and BSI gave notice of the discontinuance, with prejudice, of the arbitration proceedings that were pending between them before the American Arbitration Association.

-
BSI granted HOMI and its subsidiaries preferred customer terms on any further purchases that HOMI and its subsidiaries may make from BSI and its subsidiaries for a minimum and revolving term. Aside from these preferred terms, all non-competition restrictions, exclusivity provisions and all prior agreements between HOMI and its subsidiaries were terminated and voided, with no remaining provisions.

-FS 10-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-                      SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP").

a.	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Financial statements in US dollars:

The majority of the Company's sales are in U.S. dollars or in dollar linked currencies. In addition, the majority of the Company's financing is received in US dollars. Accordingly, the Company has determined the US dollar as the currency of its primary economic environment and thus, its functional and reporting currency. Non-dollar transactions and balances have been remeasured into US dollars in accordance with Statement of Financial Accounting Standard No. 52 "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses from the remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of operations as financial income or expenses, as appropriate.

The financial statements of foreign subsidiaries, whose functional currency is not the US dollar, have been translated into US dollars in accordance with FAS No. 52. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statements of operations amounts have been translated using the average exchange rate for the period. The resulting translation adjustments are not included in determining net loss but are reported as a separate component of accumulated other comprehensive income in shareholders’ equity.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries listed below:

			Number of Operational Minibars
Subsidiary Name	Area	Ownership Percentage	31.12.2007	31.12.2006
HOMI Israel Ltd.	Israel	100%	1,611	1,572
HOMI USA, Inc. (1)(2)	U.S.A.	100%	2,610	2,610
HOMI Europe Sarl	ROW (3)	100%	2,580	2,580
HOMI South Africa (Proprietary) Limited (4)	South Africa	60%	858	858
HOMI (Operation 99) Ltd. (5)	Israel	100%	167	167
			7,826	7,787

(1) Previous name – Hotel Outsource Services, Inc. (HOS).
(2) Until February 2007 – the company's ownership was 70%. See note 1c.
(3) -   Through subsidiaries in Malta, Italy, Germany, Australia and the U.K.
- The subsidiary in Australia commenced its operations in June 2006.
-	The subsidiary in the United Kingdom commenced its operations in August 2006. Operation of this subsidiary was suspended at the beginning of 2007.
(4) As of March 2008, HOMI South Africa is 100% owned by HOMI (see Note 16).
(5) See Note 4 (2).

-FS 11-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-                      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inter-company transactions and balances, including profits from inter-company sales not yet realized outside the group, have been eliminated in consolidation.

d.	Cash and cash equivalents:

The Company considers all highly liquid investments originally purchased with maturities of three months or less at the date acquired to be cash equivalents.

e.         Short-term bank deposits:

The Company classifies bank deposits with maturities of more than three months and less than one year as short-term deposits. Short-term deposits are presented at cost, including accrued interest.

f.	Inventory:

Inventories are stated at the lower of cost or market value. Inventory write-offs are provided to cover risks arising from slow moving items. Cost is determined using the "first-in, first-out" method. Inventories are composed of the food products and drinks sold at the minibars in hotels.

g.	Property and equipment:

Property and equipment are stated at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Minibars	10
Computers and electronic equipment	15 – 33
Office furniture and equipment	7

h.         Other assets:

Contract rights for operating minibars in hotels in South Africa are amortized using the straight-line method over the contracts periods with the hotels - 10 years.

Deferred expenses represent loan acquisition costs arising from the other long-term loan originated in 2005 and convertible notes payable issued in 2007 and 2006 (see Note 6).

Trademarks registered in several countries worldwide are capitalized and amortized over the life span of the asset (twenty years).

-FS 12-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-                      SIGNIFICANT ACCOUNTING POLICIES (cont.)

i.         Impairment of long-lived assets:

The Company's long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2007, management believes that all of the Company’s long-lived assets are recoverable.

j.	Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts:

Revenues from product sales derived from outsource activity (minibar's content), under the exclusive long-term revenue sharing agreements with hotels, net of the hotel’s portion and/or other participation of, or payments due from the hotel, and revenues from disposal of minibars are recognized in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101") and SAB No. 104 when delivery has occurred, persuasive evidence of an arrangement exists, the vendor’s fee is fixed or determinable and collectability is probable.

The Company’s payment terms are normally net 15 to 30 days from invoicing. The Company evaluates its allowance for doubtful accounts on a regular basis through periodic reviews of the collectability of the receivables in light of historical experience, adverse situations that may affect its customers’ ability to repay, and prevailing economic conditions.  This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The Company performs ongoing credit evaluations of its customers and generally does not require collateral because (1) management believes it has certain collection measures in-place to limit the potential for significant losses, and (2) because of the nature of customers comprising the Company’s customer base. Accounts receivable are determined to be past due based on how recently payments have been received and bad debts are charged in the form of an allowance account in the period the receivables are deemed uncollectible.  Receivables are written off when the Company abandons its collection efforts. To date, the Company has not experienced any material losses. An allowance for doubtful accounts is provided with respect to those amounts that the Company has determined to be doubtful of collection. No allowance was deemed necessary as of December 31, 2007 and 2006.

k.	Investments in affiliates:

The investment in companies over which the Company can exercise significant influence (generally, entities in which the Company holds 20% to 50% of ownership or voting rights) is presented using the equity method of accounting. The Company generally discontinues applying the equity method when its investment (including advances and loans) is reduced to zero and it has not guaranteed obligations of the affiliate or otherwise committed to provide further financial support to the affiliate. Where the Company’s share of an affiliate’s losses is greater than the investment in such an affiliate and in which the Company has guaranteed obligations of the affiliate, the excess amount is presented as a liability.

-FS 13-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-                      SIGNIFICANT ACCOUNTING POLICIES (cont.)

l.	Research and Development costs:

Research and Development costs are charged to the statement of operations as incurred.
Costs and acquisitions related to the pre-production phase, tooling, forms, etc. are charged to fixed assets.

m.	Accounting for stock based compensation:

          Through December 31, 2005, the Company used Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS No. 148) to account for its stock based compensation arrangements. This Statement amended the disclosure provision of FASB Statement No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. As permitted by SFAS No. 123 and amended by SFAS No. 148, the Company continued to apply the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for its stock-based employee compensation arrangements.

The Company uses Financial Accounting Standards Board Statement Number 123 (“FAS 123 (R)”), “Share-Based Payments,” to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. Since the Company does not have any share based arrangements, the adoption of this Statement has not affected the Company’s consolidated financial statements.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provision of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 (“EITF 96-18”), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services”.

n.	Income taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary to reduce the amount of deferred tax assets to their estimated realizable value.

-FS 14-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-                      SIGNIFICANT ACCOUNTING POLICIES (cont.)

o.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The majority of the Company's cash and cash equivalents are invested in interest bearing dollar and dollar-linked instruments or in NIS, South African Rand and Euro deposits bearing interest with major Israeli, US, European and South African banks. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound, and accordingly, minimal credit risk exists with respect to these investments.

The Company has no off-balance sheet concentration of credit risk, such as foreign exchange contracts or other foreign currency hedging arrangements.

p.	Severance pay:

The Company's liability for severance pay is calculated pursuant to the local law applicable in certain countries where the Company operates.

q.	Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of Common shares outstanding during each year. Diluted loss per share is computed based on the weighted average number of Common shares outstanding during each year, plus dilutive potential Common shares considered outstanding during the year, in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128").

r.	Fair value of financial instruments:

The financial instruments of the Company consist mainly of cash and cash equivalents, short-term bank deposits, trade receivables, other accounts receivable, trade payables, other accounts payable, convertible notes payable and long-term loans from banks and others.

In view of their short-term nature, the fair values of the financial instruments included in working capital of the Company are usually identical or proximate to their carrying value. The fair values of long-term loans and convertible notes payable also approximates their carrying values since they have terms that approximate the prevailing market terms.

-FS 15-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-                      SIGNIFICANT ACCOUNTING POLICIES (cont.)

s.	Exchange rates:

Exchange and linkage differences are charged or credited to operations as incurred.

Exchange rates:

	December 31,
	2007	2006
New Israeli Shekel (NIS)	$ 0.260	$ 0 .237
Euro (EU)	$ 1.471	$ 1.317
South African Rand (SAR)	$ 0.147	$ 0.143
Australian Dollar (AU$)	$ 0.887	$ 0.791
Pound Sterling (GBP)	$ 2.005	$ 1.961

	Year Ended December 31,
Increase (Decrease) in Rate of Exchange:	2007	2006
NIS	9.7%	9.1%
EU	11.7%	11.3%
SAR	2.8%	(9.5%)
AU$	12.2%	7.7%
GBP	2.2%	13.7%

t.	Advertising Costs:

Advertising costs are charged to the statements of operations as incurred.

u.	Impact of other recently issued accounting Standards:

SFAS 155 – Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Numbers 133 and 140

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments – an amendment of SFAS No. 133 and No. 140" ("FAS 155"). This Statement, among other things, allows a preparer to elect fair value measurement of instruments in cases in which a derivative would otherwise have to be bifurcated. The provisions of this Statement are effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption of this Statement did not have a material impact on the Company's consolidated financial position or results of operations.

-FS 16-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-                      SIGNIFICANT ACCOUNTING POLICIES (cont.)

SFAS 156 – Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140

In March 2006, the FASB issued SFAS No. 156, "Accounting for servicing of Financial Assets – an amendment of SFAS No. 140" ("FAS 156"). This Statement amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. The provisions of this Statement are effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. Adoption of this Statement did not have a material impact on the Company's consolidated financial position or results of operations.

FIN 48 - Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48") which prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income tax assets and liabilities. FIN 48 is effective for fiscal years beginning after December 15, 2006 and is required to be recognized as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. Adoption of this statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.

SAB 108 –  Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance on the consideration of the effects of prior year unadjusted errors in quantifying current year misstatements for the purpose of a materiality assessment.  The Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. Adoption of this Statement did not have a material impact on the Company's consolidated financial position or results of operations.

SFAS 157 – Fair Value Measurement

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements (“FAS 157”). This standard establishes a standard definition for fair value establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007.  Adoption of this statement did not have a material effect on the Company’s consolidated financial position or results of operations.

-FS 17-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-                      SIGNIFICANT ACCOUNTING POLICIES (cont.)

SFAS 158 – Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106, and 132(R)

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106, and 132(R), or (“FAS 158”). This Statement requires an employer that is a business entity and sponsors one or more single-employer defined benefit plans to (a) recognize the funded status of a benefit plan—measured as the difference between plan assets at fair value (with limited exceptions) and the benefit obligation—in its statement of financial position; (b) recognize, as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FAS 87, Employers’ Accounting for Pensions, or FAS 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions; (c) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position (with limited exceptions); and (d) disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligations.  An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. Adoption of this statement is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

SFAS 159- The fair value option for financial assets and liabilities

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of SFAS No. 115” (“FAS 159”).  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value.  Most of the provisions of this Statement apply only to entities that elect the fair value option.

The following are eligible items for the measurement option established by this Statement:

1.   Recognized financial assets and financial liabilities except:

a. An investment in a subsidiary that the entity is required to consolidate

b. An interest in a variable interest entity that the entity is required to consolidate

c. Employers’ and plans’ obligations (or assets representing net over funded positions) for pension benefits, other postretirement benefits (including health care and life insurance benefits), post employment benefits, employee stock option and stock purchase plans, and other forms of deferred compensation arrangements.

d. Financial assets and financial liabilities recognized under leases as defined in FASB Statement No. 13, Accounting for Leases.

-FS 18-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-                      SIGNIFICANT ACCOUNTING POLICIES (cont.)

e. Withdrawable on demand deposit liabilities of banks, savings and loan associations, credit unions, and other similar depository institutions.

f. Financial instruments that are, in whole or in part, classified by the issuer as a component of shareholders' equity (including “temporary equity”). An example is a convertible debt security with a non-contingent beneficial conversion feature.

2. Firm commitments that would otherwise not be recognized at inception and that involve only financial instruments

3. Non-financial insurance contracts and warranties that the insurer can settle by paying a third party to provide those goods or services

4. Host financial instruments resulting from separation of an embedded non-financial derivative instrument from a non-financial hybrid instrument.

The fair value option:

1. May be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method

2. Is irrevocable (unless a new election date occurs)

3. Is applied only to entire instruments and not to portions of instruments.

The Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. Adoption of this Statement is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

v. Reclassifications:

Certain amounts in the financial statements as of and for the year ended December 31, 2006 have been reclassified in order to conform to the current year presentation.

NOTE 3:-                       OTHER ACCOUNTS RECEIVABLE

	December 31,
	2007	2006

Prepayment and others	72	116
Government authorities	51	26
Shareholders	2	5
Affiliated company	-	16

	125	163

-FS 19-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 4:-                      INVESTMENTS IN AFFILIATED COMPANIES

		December 31,
		2007	2006

Total investments in affiliated companies (1) (2)		-	1,713

	Composition:
	Net equity as at purchase date	-	1,708
	Changes commencing with purchase date:
	Accumulated profits	-	5

		-	1,713

(1)	Investment in BSI.

a.
On March 6, 2006 the Company entered into agreements with certain shareholders of BSI to purchase a total of 3,592,965 shares of BSI Common and Preferred shares for an equal number of the Company shares, which number of shares represented approximately 24% of BSI.

b.
On May 18, 2006, the Company entered into an agreement to acquire an additional 753,705 shares of BSI that constituted approximately 5% of BSI shares. As consideration, the Company paid cash of $220 and agreed to issue an equal amount of its shares to the sellers.

c.
On May 25, 2006 the Company signed an agreement to acquire 50,000 Preferred Shares of BSI using the proportional exchange rate of 1.2 shares of HOMI Common Stock for each share of BSI Preferred Stock. The Preferred Stock bore interest at the rate of 8% per annum and had no super-voting or other voting rights.

d.
On February 13, 2007, HOMI sold all its common and preferred shares which it held in BSI to Eurogest Foundation, a Vaduz, Liechtenstein Corporation ("Eurogest"), at a price of $ 0.55 per share, for the total sale price of $ 2.35 million, which was paid to HOMI by Eurogest.

The sale of HOMI's shares in BSI resulted in a profit of approximately $ 270.

Investment in Homi (Operation 99) Ltd.

On October 31, 2007, HOMI Israel acquired 50% of a previously jointly owned subsidiary, "HOMI (Operation 99) Ltd." ("HOMI Operation"), from three other entities who are not affiliated to HOMI. As a result, as of the said date, HOMI Operation, which is an Israeli company, became a wholly owned subsidiary of HOMI Israel.

-FS 20-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 4:-                      INVESTMENTS IN AFFILIATED COMPANIES (cont.)

The purchase price was $ 16. This amount is excess cost recorded in fixed assets and attributed to the minibars.

As a result of the above mentioned, the investment was amortized, after receiving dividend from the affiliated company, and the subsidiary's financial statements were consolidated with the Company.

NOTE 5:-                       PROPERTY AND EQUIPMENT, NET

	December 31,
	2007	2006
Cost:
Minibars	6,168	5,761
Production equipment and parts	547	-
Computers and electronic equipment	221	91
Office furniture, equipment and other	91	60
Vehicles	-	27

	7,027	5,939
Accumulated depreciation:
Minibars	2,174	1,525
Production equipment and parts	-	-
Computers and electronic equipment	208	50
Office furniture, equipment and other	48	22
Vehicles	-	15

	2,430	1,612

Depreciated cost	4,597	4,327

Depreciation expenses amounted to $ 623 and $ 582 for the years ended December 31, 2007 and 2006, respectively. As for liens, see Note 10.

-FS 21-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 6:-                       OTHER ASSETS

	December 31,
	2007	2006
Contract rights -
Cost	53	53
Accumulated amortization (1)	(42)	(35)
Effect of exchange rate change	15	19
	26	37
Deferred expenses -
Cost	116	78
Accumulated amortization (2)	(26)	(12)
	90	66
Trademark (3)	30	-
	146	103

 (1) Amortization expenses amounted to $7 for each of the years ended December 2007 and 2006
(see Note 2h).
 (2) Deferred expenses in regard to loans received are amortized over the loan period of nine years. Deferred expenses in regard to the private offering are amortized over the period of the note (see Note 7).
 (3) See Note 2h.

NOTE 7:-                      CONVERTIBLE NOTES

In December 2006, HOMI raised $ 118 through issue of notes. During the year 2007, an additional sum of $ 376 was raised through the issue of additional notes. The notes bear interest at a rate of 8% per annum and are convertible into common stock at a conversion price ranging between $ 0.50 and $ 0.80 per share, depending on the conversion dates.

Interest on the notes is due and payable on a quarterly basis commencing March 2007. Principal will be repaid in eight equal quarterly installments commencing March 2009.

The financing under the notes was performed via a third party company, unaffiliated with the  Company, based on a Memorandum of Understanding dated September 2006 as amended in February 2007, in return for a 10% commission on the amount raised.

As of December 31, 2007, an amount of $ 494 of such notes was outstanding.

-FS 22-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 8:-                      ACCRUED AND OTHER LIABILITIES

	December 31,
	2007	2006
Related parties	90	201
Government authorities and others	66	77
Accrued expenses	64	102
Employees and payroll accruals	49	28
Other	30	61

	299	469

NOTE 9:-                      LONG-TERM LOANS, NET OF CURRENT MATURITIES

a. Composed as follows:
	Annual	December 31,
	interest rates	2007	2006
From Banks:
In Rand	10.8%	-	113
In US dollar (1)	10.0%	-	110
		-	223
From others (2)		885	973

		885	1,196
From Shareholders and Minority (3)		192	252

Total		1,077	1,448

Less - current maturities (includes $ 192 and $ 48 from shareholders as of December 31, 2007 and 2006, respectively)		(292)	(332)

		785	1,116

(1)	The loan required a monthly principal and interest payment of approximately $ 11 through December 1, 2007, at which time it was fully repaid, principal and interest.
(2)
In March and June, 2005, the Company and the subsidiary in the U.S. received from   Horizon Challenges Investment Company Ltd. (“Horizon”) loans in the total amount of $1.1 million, which Horizon undertook to provide to the Company (“the Financing”), pursuant to a Financing Agreement, dated as of March 1, 2005, as amended on May 17, 2005. The loans bear interest at the rate of 11.67% and are to be repaid in monthly installments for nine years. The loans are secured by a lien on all minibars in respect of which the loan was received, and a security interest and assignment of a portion of the Company’s and/or its subsidiaries’ monthly revenues from those minibars, in the amount required to pay each month’s repayments on all outstanding loans, principal plus interest.

-FS 23-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 9:-                      LONG-TERM LOANS FROM BANKS AND OTHERS (cont.)

(3)	Shareholders' and minority balance is composed as follows:

	December 31,
	2007	2006
See Note 15i	192	171
See Note 15e and 15f	-	81

	192	252

b.	Aggregate maturities of long-term loans for years subsequent to December 31, 2007 are as follows:

Year	Amount
2008	292
2009	113
2010	126
2011	142
2012 and thereafter	404

1,077

NOTE 10:-                      COMMITMENTS AND CONTINGENT LIABILITIES

a.
The Company and its affiliate have contractual obligations towards hotels with regard to the operation of minibars in hotel rooms. The Company and its affiliates own most of these minibars. Several hotels have a contractual purchase option granted which enables them to purchase the minibars at a price which results in a profit for the Company, and the agreement with the hotel is then terminated. To date, no hotel has exercised such an option.

b.
As of the balance sheet date, there existed unlimited personal guarantees given by certain shareholders of the Company to a bank in respect of certain of the Company's liabilities. Total liabilities in regard to this guarantee to the bank as of December 31, 2007 and 2006 were immaterial.

In addition one shareholder gave another guarantee, which is limited to $10, to a bank.

c.
Liens have been placed on certain of the Company's assets, including the rights to receivables from customers, in favor of banks and others, as security for amounts due. Total liabilities that are secured by these liens as of December 31, 2007 and 2006 amount to approximately $885 and $1,083, respectively.

d.	Liens on behalf of the loan received from Horizon – see Note 9(a)(2).

e.	Liens placed by shareholders – see Note 15f.

-FS 24-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 10:-                      COMMITMENTS AND CONTINGENT LIABILITIES (cont.)

f.         Rent expense

The Company’s operations are based primarily at hotels where its outsource operations are conducted. Most of the hotels allow the Company to utilize office space free of charge.  In addition, the Company’s US counsel (who is also a shareholder) allows the Company to use its office as their corporate headquarters at no charge. No amounts have been reflected as rent expense in the accompanying consolidated statements of operations for the value of this rent due to its insignificance.  In addition, the Company rents space under various month to month arrangements for certain facilities.  During the years ended December 31, 2007 and 2006, rent expense approximated  $ 35 and $ 32, respectively.

NOTE 11:-                      SHAREHOLDERS’ EQUITY

Shareholders’ Rights:

The common shares confer upon the holders the right to receive a notice to participate and vote in the general meetings of the Company and to receive dividends, if and when declared.

Preferred share rights are yet to be determined. No preferred shares are issued and outstanding.

Issues of Shares:

During 2007, the Company issued 1,154,141 shares for a consideration of $ 464.

During 2006, the Company issued 9,520,415 shares for a consideration of $ 3,039.

Additional information in regard to issue of shares:

a.
During the second quarter of 2007, shareholders signed a notice of conversion to convert shareholders' loans in the amount of approximately $ 77 to 153,396 common shares of the Company, at the rate of $ 0.50 per share, in accordance with a resolution of the Company's Board of Directors.

(see also Note 15e.)

b.	As to issue of shares in return for investment in BSI, see Note 4 (1).

c.
During the third quarter of 2007, the Company issued 48,387 shares of common stock at a price of $ 0.295 per share (representing a value of approximately $15), as consideration for bona fide legal consulting services that it received from its legal counsel.

-FS 25-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 11:-                      SHAREHOLDERS’ EQUITY (cont.)

d.
During the year ended December 31, 2005, the Company engaged a shareholder to provide certain consulting services under an agreement pursuant to which the Company was entitled to pay the consultant in cash and/or shares of its common stock.  In 2006, the Company made the decision to pay the amount owed for such consulting services ($68) to this shareholder through the issue of 135,000 shares of its common stock.

e.
On February 10, 2006, the Company completed a rights offering of 6,000,000 shares of its Common Stock. Pursuant to the terms of this offering, for each 5,028 shares held as of the record date, existing shareholders of the Company were able to purchase one new share of Common Stock at $0.25 per share. Shareholders subscribed for the full amount of shares offered, providing the Company with gross offering proceeds of $ 1,500 (including approximately $650 arising from the conversion of shareholder loans).

NOTE 12:-                      CUSTOMERS AND GEOGRAPHIC INFORMATION

The Company manages its business on a basis of one reportable segment (see Note 1 for a brief description of the Company’s business) and follows the requirements of Statement of Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Relation Information" ("SFAS No. 131").

a.	Major customers’ data as a percentage of total sales to unaffiliated customers:

	Year ended December 31,
	2007	2006

Customer A	9.1%	8.2%
Customer B	8.7%	7.9%
Customer C	6.3%	9.4%
Customer D	8.5%	8.4%
Customer E	10.7%	11.2%
Customer F	8.2%	6.7%

b.         Breakdown of Consolidated Sales to unaffiliated Customers according to Geographic

          Regions:

	Year ended December 31,
	2007	2006

Israel	21%	21%
South Africa	13%	11%
USA	30%	33%
ROW	36%	35%
Total	100%	100%

-FS 26-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 12:-                      CUSTOMERS AND GEOGRAPHIC INFORMATION (cont.)

c.
As of December 31, 2007, $489 of the consolidated long-lived assets were located in South Africa; $383 were located in Israel; $2,182 in the USA; and $1,543  in ROW. As of December 31, 2006, $576 of the consolidated long-lived assets were located in South Africa, $290 were located in Israel, $1,914 in the USA and $1,547 in ROW.

NOTE 13:-                      FINANCIAL EXPENSES, NET

	Year ended December 31,
	2007	2006

Interest on long-term loans (1)	117	130
Other, net	(117)	2

	-	132

(1) As for financial expenses to shareholders, see Note 15a.

NOTE 13A:-                                OTHER INCOME, NET

	Year ended December 31,
	2007	2006
Income from termination of agreements, net (see Note 1c)	472	-
Income from sale of investment, net (see Note 4(1)(d))	270	-
Others	10	20

	752	20

NOTE 14:-                      TAXES ON INCOME

a. Corporate tax structure:

Taxable income of Israeli companies is subject to tax at the rate of 31% in 2006, 29% in 2007, 27% in 2008, 26% in 2009 and 25% in 2010 and thereafter.

          The subsidiary in South Africa is subject to a 29% corporate tax rate. The subsidiary in the USA is subject to a 15% -35% corporate tax rate. Subsidiaries in Europe are subject to 35% - 45% corporate tax rate (in Germany, corporate and business tax calculation is based on company’s EBITDA).The subsidiary in Australia is subject to 30% corporate tax rate.

b.
Pursuant to the Income Tax (Inflationary Adjustments) Law - 1985, results for tax purposes in Israel are measured in real terms, in accordance with changes in the Israeli Consumer Price Index. However, Paragraph 9(f) of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," prohibits the recognition of deferred tax liabilities or assets that arise from differences between the financial reporting and tax bases of assets and liabilities that are remeasured from the local currency into US dollars using historical exchange rates and that result from changes in exchange rates or indexing for tax purposes.

c.
The subsidiary in the USA is subject to both federal and state tax. The federal tax is determined according to taxable income, for the first $50 taxable income the rate is 15%. In addition, a 9.3% California state tax is applicable.

-FS 27-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 14:-                      TAXES ON INCOME (cont.)

d.	(1) As of December 31, 2007 HOMI Israel Ltd. had approximately $148 Israeli net operating loss carryforwards. The loss carryforwards in Israel have no expiration date.

(2) As of December 31, 2007, HOMI USA had approximately $1,628 net operating loss carryforwards. Utilization of US net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of net operating losses before utilization.

(3) As of December 31, 2007 the Subsidiary in Australia had net operating loss carryforwards of $88.

e.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company and its subsidiaries deferred tax assets and liabilities are as follows:

	December 31,
	2007	2006
Operating loss carryforwards	673	967
Temporary differences in regard to expenses and property	(84)	(165)

Net deferred tax asset before valuation allowance	589	802
Valuation allowance	(610)	(812)

Net deferred tax (foreign)	(21)	(10)

As of December 31, 2007, the Company and its subsidiaries have provided valuation allowances of   $ 610 in respect of deferred tax assets resulting from tax loss and temporary differences. Management currently believes that it is more likely than not that the deferred tax regarding the loss carryforwards and other temporary differences will not be realized in the foreseeable future. Deferred tax liability is presented in long-term liabilities.  The valuation allowance decreased by approximately $ 202 during the year ended December 31, 2007 and  increased by approximately $ 100 during the year ended December 31, 2006.

f.	Composition of tax benefit (taxes on income):

	Year ended December 31,
	2007	2006

Current taxes	(25)	(33)
Deferred taxes	(11)	1

	(36)	(32)

-FS 28-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 14:-                      TAXES ON INCOME (cont.)

g.	Breakdown of losses (income) before taxes:

	Year Ended December 31,
	2007	2006
Israel	(598)	(27)
South Africa	28	3
USA	114	384
ROW	(18)	(78)

Total	(474)	282

h.
The main items for reconciliation between the statutory tax rate of the Company and the effective tax rate are the non-recognition of tax benefits from accumulated net operating losses carryforward among the various subsidiaries worldwide due to uncertainty of the realization of such tax benefits.

NOTE 15:-                      RELATED PARTY TRANSACTIONS

a.	The following transactions with related parties are included in the financial statements:

	Year ended December 31,
	2007	2006

Directors' fees and liability insurance	66	54

Consulting and management fees	575	358

Financial Expenses	18	27

	659	439

b.	Guarantees and participation of shareholders - see Note 10.

c.	During the years 2007 and 2006, an affiliated company paid the Company, reimbursement of expense and management fees of $ 70 and $ 48, respectively.

d.	As for balances as of December 31, 2007 and 2006 - see Note 3 and Note 8.

e.
In December 2003, the Company entered into agreement with two shareholders pursuant to which each agreed to lend the Company $150 with notes payable bearing interest at fixed rate of 4%. In 2007, the outstanding balance of the loans was converted into shares of the Company’s common stock. Interest expenses in regard to these loans were $ 1 and $ 10 for the years 2007 and 2006, respectively.

-FS 29-

 HOTEL OUTSOURCE MANAGEMENT
 INTERNATIONAL, INC. AND ITS SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 15:-                      RELATED PARTY TRANSACTIONS  (cont.)

f.
In November 2004, the Company entered into agreements with two shareholders pursuant to which each agreed to lend the Company $350. Prior to their satisfaction, the loans had an initial term of six months (that was subsequently extended), required interest at a fixed rate of 10% per annum, and were secured by a (i) general lien and security interest over all of the Company’s assets (except that such security position was subordinate to all pre-existing liens on such assets) and (ii) the pledge of 2,000,000 shares of the Company’s common stock owned by certain other shareholders. The Company had the right to satisfy the loans plus accrued interest through the issuance of its common stock at a price of $0.25 per share. The Company elected to exercise such option and the balance owed as of December 31, 2006 was converted into the Company's common stock.

g.
The Management of the Company is entitled to an annual bonus which is computed as a percentage of the Company's Earnings before Income Tax, Depreciation and Amortization ("EBITDA") and as a percentage of the Company's Net Profits (cumulative). In the year 2007, such bonus expense, as it relates to managers which are related parties, was in the amount of $ 73.

h.
The Company agreed to pay an annual management and consulting fee to a company that is owned by its Chairman. The services are in addition to the Chairman's normal duties as an officer of the Company. The fee, payable only if the Company is profitable, is graduated according to defined profit milestones. In the year 2007, such fees amounted to $ 60.

i.
The minority shareholder of the Company’s South African subsidiary granted a loan to the subsidiary amounting to $ 192 as of December 31, 2007 and $ 171 as of December 31, 2006 (see Note 9a). The loan is linked to the South African Rand with variable annual interest that is 14% for 2007. The loan will be repaid during 2008, as part of the agreement by which the Company (through a subsidiary) acquired all of the minority shareholder's shares in HOMI South Africa (see Note 16). Interest expense in regard to this loan was $ 17 for each of the years 2007 and 2006.

j.	Directors' fees of $ 30 and $ 20 for the years 2007 and 2006, respectively and directors' insurance expenses are $ 36 and $ 38 for the years 2007 and 2006, respectively.

NOTE 16:-                      EVENTS SUBSEQUENT TO BALANCE SHEET DATE

On December 28, 2007, HOMI Israel Ltd. (HOMI Israel), which is a wholly owned subsidiary of HOMI and which indirectly owned 60% of HOMI South Africa (Pty) Ltd. (HOMI SA), entered into an agreement ("the Agreement") with Ice Maiden International Ltd. and its beneficial owners ("Ice Maiden"), which owned 40% of HOMI SA. Under the agreement, it was agreed that HOMI Israel will purchase Ice Maiden's 40% holding in HOMI SA.

Closing of this transaction took place on March 10, 2008, during which time the following actions occurred: (i) all of Ice Maiden's shares in HOMI SA were purchased by HOMI Israel at a  purchase price of $ 73; (ii) the Shareholder Loan in the amount of $ 112 including accrued interest was repaid; (iii) HOMI SA sold and assigned to Ice Maiden's order the minibar equipment owned by HOMI SA and installed at two hotels in Johannesburg, South Africa, and the agreements with such hotels regarding the operation of such minibars, at a price of $ 102.
As a result, HOMI SA became, as of March 10, 2008, an indirectly wholly owned subsidiary of the Company.
-------------------------

-FS 30-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND SUBSIDIARIES

INDEX

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)	Page F
AS OF SEPTEMBER 30, 2008

Balance Sheets -
September 30, 2008 and December 31, 2007	3-4

Statements of Operations -
Nine and three months ended September 30, 2008 and 2007	5

Statements of Cash Flows -
Nine months ended September 30, 2008 and 2007	6

Notes to the Consolidated Financial Statements	1-13

-F 2-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
US Dollars in thousands

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	848	2,344
Short-term bank deposits	-	5
Receivables:
Trade (net of allowance for doubtful accounts of $0 thousand as of September 30, 2008 and December 31, 2007)	700	791
Other (net of allowance for doubtful accounts of $54 thousand as of September 30, 2008 and $0 as of December 31, 2007)	251	125
Inventories	273	251

Total current assets	2,072	3,516

LONG-TERM INVESTMENTS:
Severance pay fund	53	33

PROPERTY AND EQUIPMENT, NET:
Minibars and related equipment	4,851	4,541
Other property and equipment	78	56
p
	4,929	4,597

OTHER ASSETS:
Deferred expenses, net	72	90
Intangible assets	74	56

Total other assets	146	146

TOTAL	7,200	8,292

The accompanying notes are an integral part of the consolidated financial statements.

-F 3-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
US Dollars in thousands (except share data)

	September 30,	December 31,
	2008	2007
LIABILITIES AND SHAREHOLDERS' EQUITY	(Unaudited)	(Audited)

CURRENT LIABILITIES:

Current maturities of long-term loans	109	292
Current maturities of convertible notes	112	-
Trade payables	507	374
Accrued expenses and other liabilities	316	299

Total current liabilities	1,044	965

LONG-TERM LIABILITIES:

Long-term loans, net of current maturities	702	785
Convertible notes	382	494
Accrued severance pay	70	45
Deferred taxes	32	21

Total long-term liabilities	1,186	1,345

MINORITY INTEREST	-	(26)

SHAREHOLDERS' EQUITY:
Preferred stock, $ 0.001 par value; 5,000,000 shares authorized; zero shares issues and outstanding	-	-
Common stock, $0.001 par value; 105,000,000 shares authorized; and 41,122,078 shares issued and outstanding	41	41
Additional paid-in capital	8,048	8,048
Accumulated other comprehensive income	208	195
Accumulated deficit	(3,327)	(2,276)

Total shareholders’ equity	4,970	6,008

TOTAL	7,200	8,292

The accompanying notes are an integral part of the consolidated financial statements.

-F 4-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
US Dollars in thousands (except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	1,014	960	2,834	2,743

Costs of revenues:

Depreciation	(175)	(149)	(494)	(451)

Other	(502)	(395)	(1,351)	(1,210)

Gross profit	337	416	989	1,082

Operating expenses:

Selling and marketing	(98)	(78)	(331)	(226)

Research and development	(54)	(22)	(92)	(110)

General and administrative	(446)	(352)	(1,293)	(1,006)

Loss before financial income (expenses) and other income, net	(261)	(36)	(727)	(260)

Financial income (expenses), net	(222)	36	(309)	28
Other income, net (see Notes 1c and 4)	-	3	6	742

Income (Loss) before taxes on income	(483)	3	(1,030)	510

Provision for income taxes	(15)	(23)	(21)	(54)

Income (Loss) before minority interest in income of subsidiaries	(498)	(20)	(1,051)	456

Minority interest in income of subsidiaries	-	-	-	(2)

Net Income (loss) for the period	(498)	(20)	(1,051)	454

Basic and diluted net income (loss) per share	(0.0121)	(0.0005)	(0.0256)	0.0113
Weighted average number of shares used in computing basic and diluted net income (loss) per share	41,122,078	40,325,188	41,122,078	40,105,171

The accompanying notes are an integral part of the consolidated financial statements.

-F 5-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
      US Dollars in thousands

	For the Nine Months Ended September 30,
	2008		2007
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)		(Unaudited)
Net income (loss)	(1,051)		454
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of investment	-		(275)
Loss from sale of property and equipment	30		-
Depreciation and amortization	548		483
Accrued interest and linkage difference on loans, net	-		1
Interest and linkage differences in regard to shareholders and subsidiaries	139		13
Minority interest in results of subsidiaries	-		2
Provision for deferred income taxes	25		54
Other income	-		(474)
Changes in assets and liabilities:
Decrease (increase) in inventories	(29)		12
Increase in accrued severance pay	5		4
Decrease (increase) in trade receivables	85		(125)
Decrease (increase) in other accounts receivable	(168)		14
Increase in related party receivables	(10)		-
Decrease in trade payables, accrued expenses and other liabilities	(63)		(44)
Net cash provided by (used in) operating activities	(489)		119

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of shares	-		2,353
Purchases and production of property and equipment	(798)		(315)
Proceeds from sales of property and equipment	80		-
Acquisitions of intangible assets	(17)		(28)
Short-term bank deposits, net	5		-
Acquisition of minority interest in a subsidiary	(73)		-
Net cash provided by (used in) investing activities	(803)		2,010

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of shares, net		-
Proceeds from long-term loans, net of deferred expenses		-
Repayment of long-term loans	(74)		(259)
Repayment of long-term loans from shareholders	(120)		(5)
Net cash provided by (used in) financing activities	(194)		75

Effect of exchange rate changes on cash and cash equivalents	(10)		(51)
Change in cash and cash equivalents	(1,496)		2,153
Cash and cash equivalents at the beginning of the period	2,344		609
Cash and cash equivalents at the end of the period	848		2,762

Supplemental disclosure of non-cash investing activities, financing activities and cash flow information:
Prepayments in regards of property and equipment	59		-
Acquisition of property and equipment on short-term credit	220		172
Cash paid during the period for interest	90		64
Cash paid during the period for income taxes	43		55
Investment in shares of an affiliate in exchange for shares issued by the Company	-		371
Conversion of accounts payable into share capital	-		77

The accompanying notes are an integral part of the consolidated financial statements.

-F 6-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND SUBSIDIARIES
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 1:-                      NATURE OF OPERATIONS AND BASIS OF PRESENTATION
<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />
a.     Hotel Outsource Management International, Inc. ("HOMI") was incorporated in <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />Delaware on November 9, 2000. HOMI and its subsidiaries, as identified in Note 2, are engaged in the distribution, marketing and operation of computerized minibars in hotels located in the United States, Europe, Israel, Australia and South Africa.

Hereinafter, HOMI and its subsidiaries will be referred to as the "Company."

HOMI's common stock has been listed on the Over-the-Counter Bulletin Board since February 2004 under the symbol "HOUM.OB."

b.     During 2006, the Company commenced its own research and development program aimed at the development of a new range of products. The HOMI® 336, a novel, computerized minibar system designed to increase the accuracy of the automatic billing and reduce the cost of operating the minibars, is the first of the new range of products, the research and development of which was completed in 2007. Subsequently, during the second half of 2007, the Company entered the production phase of the HOMI® 336 system. The first pilot installation of the HOMI® 336 systems was completed in early 2008. Additional installations have been completed since that time and the Company continues to manufacture the HOMI® 336 systems for scheduled installations. Further, the HOMI® 330, an additional new range product, is currently in the final stages of development.

Until February 13, 2007, HOMI and its subsidiaries were dependent upon a sole supplier, Bartech Systems International, Inc.("BSI") to provide minibars custom built to their specifications. As further mentioned in note 1(c) below, subsequent to the abovementioned date, the Company is no longer subject to such dependence

c.     On February 13, 2007, HOMI and several of its subsidiaries entered into a series of agreements with BSI and one of its subsidiaries, pursuant to which the parties settled and resolved all outstanding disputes between them. In addition to mutual waivers and releases, key elements of the settlement were as follows:

-   BSI sold to Hila International Corp. ("Hila"), a wholly owned subsidiary of HOMI, all of BSI's shares and rights in HOMI USA (formerly HOS) in consideration for a nominal amount of one dollar. Prior to February 13, 2007, HOMI USA was owned 30% by BSI and 70% by Hila.  As a result of this share purchase, HOMI USA became, as of February 13, 2007, a wholly owned subsidiary of HOMI. The purchase by Hila of BSI's 30% holding in HOMI USA resulted in other income of approximately $ 472 to the Company.

-   Also, on February 13, 2007, HOMI sold all its common and preferred shares which it held in BSI to Eurogest Foundation, a Vaduz, Liechtenstein Corporation ("Eurogest"), at a price of $ 0.55 per share, for the total sale price of $ 2.35 million, which was paid to HOMI by Eurogest.

    The sale of HOMI's shares in BSI resulted in a profit of approximately $ 270.

-F 7-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-                      SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation
The accompanying financial statements are presented in accordance with Form 10-Q and item 310 under subpart A of Regulation S-B.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America.   In the opinion of management, all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008.  The accompanying consolidated financial statements and the notes thereto should be read in conjunction with our audited consolidated financial statements as of and for the year ended December 31, 2007 included in our Form 10-KSB filed March 31, 2008.

b. Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make.  Estimates that are critical to the accompanying consolidated financial statements relate principally to depreciation and recoverability of long lived assets.  The markets for the Company’s products are characterized by intense price competition, rapid technological development, evolving standards and short product life cycles; all of which could impact the future realization of its assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.  It is at least reasonably possible that management’s estimates could change in the near term with respect to these matters.

c. Financial Statements in US dollars
The majority of the Company's sales are in U.S. dollars or in U.S. dollar linked currencies. In addition, the majority of the Company's financing is received in U.S. dollars. Accordingly, the Company has determined that the U.S. dollar is the currency of its primary economic environment and thus, its functional and reporting currency. Non-dollar transactions and balances have been re-measured into U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52 "Foreign Currency Translation". All transaction gains and losses from the re-measurement of monetary balance sheet items denominated in non-U.S. dollar currencies are reflected in the statement of operations.

The financial statements of foreign subsidiaries, whose functional currency is not the U.S. dollar, have been translated into U.S. dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statements of operations amounts have been translated using the exchange rate effective at the date of transaction where significant, and in all other cases the average exchange rate for the period. The resulting translation adjustments are not included in determining net loss but are reported as a separate component of accumulated other comprehensive income (loss) in shareholders’ equity.

-F 8-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

d. Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries listed below:

		Ownership Percentage	Number of Operational Minibars
Subsidiary Name	Area
			September 30, 2008	December 31, 2007
HOMI USA, Inc. (1)	U.S.A.	100%	2,829	2,613
HOMI Europe Sarl (2)	ROW	100%	2,580	2,580
HOMI Israel Ltd.(3)	Israel	100%	2,402	1,611
HOMI (Operation 99) Ltd.	Israel	100%	167	167
HOMI South Africa (Pty) Ltd. (4), (5)	South Africa	100%	483	858
			8,461	7,829

(1) -    Until February 2007 – the company's interest in HOMI USA was 70%. See note 1(c).
- The additional 216 minibars in the United States were installed during June 2008.
(2) -    Through subsidiaries in Italy (including a Malta branch), Germany, Australia, France and the U.K.
-	The subsidiary in the United Kingdom commenced its operations in August 2006. Operation of this subsidiary was temporarily placed on hold by HOMI at the beginning of 2007.
-
During the third quarter of 2008, HOMI established a subsidiary in France which is expected to begin operations in the fourth quarter of 2008. The accounts of such subsidiary were included for the first time in the consolidated financial statements.

(3) Out of the 791 minibars installed during the reported period, 639 were installed during the third quarter of 2008.
(4) From March 2008, HOMI South Africa (Pty) Ltd. ("HOMI SA") is a 100% wholly owned subsidiary of HOMI Israel Ltd. ("HOMI Israel"). Previous to such date, HOMI Israel's interest in HOMI SA was 60%. (see Note 4a below).
(4) On March 10, 2008, 375 minibars were sold to the order of Ice Maiden International Ltd. (which until such date owned a 40% interest in HOMI SA), all as part of the transaction described in Note 4a below.

Inter-company transactions and balances, including profits from inter-company sales not yet realized outside the group, have been eliminated in consolidation.

e. Research and Development Expenses and Capitalized Costs

Research and development expenses are charged to the statement of operations as incurred.
Costs and acquisitions related to pre-production, production support, tools and molds are charged to fixed assets.

-F 9-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

f.  Concentrations of Credit Risk and Fair Value of Financial Instruments

The financial instruments of the Company consist mainly of cash and cash equivalents, short-term bank deposits, trade receivables, other accounts receivable, short-term bank credit, trade payables, other accounts payable and notes payable to shareholders and others.

In view of their short term nature, the fair value of the financial instruments included in working capital of the Company is usually identical, or close, to their carrying values. The fair values of long-term notes payable also approximates their carrying values, since such notes bear interest at rates that management believes is approximately the same as prevailing market rates.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and trade receivables. The majority of the Company's cash and cash equivalents are invested in interest bearing U.S. dollar and U.S. dollar-linked instruments or in NIS, South African Rand and Euro interest bearing deposits with major Israeli, U.S., European and South African banks. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound, and accordingly, minimal credit risk exists with respect to these investments.

g. Basic and Diluted Net Income (Loss) per Share

Basic net profit (loss) per share is computed based on the weighted average number of common shares outstanding during each year. Diluted loss per share is computed based on the weighted average number of common shares outstanding during each year, plus dilutive potential common shares considered outstanding during the year, in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128").  There were no dilutive common equivalent shares outstanding at anytime during the nine months ended September 30, 2008 and 2007; accordingly basic and diluted net Income (loss) per share are identical for both of such periods.

-F 10-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

h. Exchange rates

Exchange and linkage differences are charged or credited to operations as incurred.

Exchange rates:

	September 30,	December 31,
	2008	2007
New Israeli Shekel (NIS)	$ 0.292	$ 0.260
Euro (EU)	$ 1.462	$ 1.471
South African Rand (SAR)	$ 0.122	$ 0.147
Australian Dollar (AU$)	$ 0.830	$ 0.887
Pound Sterling (GBP)	$ 1.837	$ 2.005

	Nine Months Ended September 30,
Increase (Decrease) in Rate of Exchange:	2008	2007
NIS	12%	5%
EU	(1%)	8%
SAR	(17%)	1%
AU$	(7%)	11%
GBP	(8%)	3%

i. Implementation of new accounting standards

SFAS 157 – Fair Value Measurement

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements (“FAS 157”). This standard defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB released a FASB Staff Position (FSP FAS 157-2- Effective Date of FASB Statement No. 157) which delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The partial adoption of SFAS No. 157 on January 1, 2008, for financial assets and liabilities did not have a material impact on the Company’s consolidated financial position or results of operations.

-F 11-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

SFAS 159- The Fair Value Option for Financial Assets and Liabilities.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115," which provides a fair value option election that permits entities to irrevocably elect to measure certain financial assets and liabilities (exceptions are specifically identified in the Statement) at fair value as the initial and subsequent measurement attribute, with changes in fair value recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument.  The adoption of SFAS No. 159 on January 1, 2008, for financial assets and liabilities did not have a material impact on the Company’s consolidated financial position or results of operations.

FASB Staff Position (“FSP”) Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement):

In May 2008, the FASB issued FASB Staff Position (“FSP”) Accounting Principles Board (“APB”) 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement of the conversion option. FSP APB 14-1 requires bifurcation of the instrument into a debt component that is initially recorded at fair value and an equity component. The difference between the fair value of the debt component and the initial proceeds from issuance of the instrument is recorded as a component of equity. The liability component of the debt instrument is accreted to par using the effective yield method; accretion is reported as a component of interest expense. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment. FSP APB 14-1 must be applied retrospectively to previously issued cash-settleable convertible instruments as well as prospectively to newly issued instruments. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We are currently evaluating the impact of FSP APB 14-1 to our consolidated financial statements.

-F 12-

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 3:-                      RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2008 and 2007, the Company incurred various related party expenses as follows:

	Nine Months Ended September 30,
Description	2008	2007

Directors' Fees and Liability Insurance	39	55
Consulting and Management Fees	294	378
Financial Expenses	3	12
Totals	336	445

In addition, see note 4a below.

NOTE 4:-                      OTHER SIGNIFICANT CURRENT PERIOD EVENTS

a.    On December 28, 2007, HOMI Israel, which is a wholly owned subsidiary of HOMI and which indirectly owned 60% of HOMI SA, entered into an agreement ("the Agreement") with Ice Maiden International Ltd. and its beneficial owners ("Ice Maiden"), which owned the remaining 40% of HOMI SA.

Under the Agreement, it was agreed that HOMI Israel will purchase Ice Maiden's 40% holding in HOMI SA at a purchase price of $ 73. In addition, it was agreed that the shareholder loan made by Ice Maiden to HOMI SA, the outstanding balance of which including accrued interest was $112 (the "Shareholder Loan"), would be repaid.

The Closing of this transaction took place on March 10, 2008, at which time the Shareholder Loan was repaid in the following manner: (i) HOMI SA sold to Ice Maiden's order the minibars and related assets & equipment owned by HOMI SA which were installed in two hotels in Johannesburg, South Africa, and assigned to Ice Maiden's order the agreements it was a party to with such hotels regarding the operation of such minibars for an agreed price of $102.5 (inclusive of VAT). The total amount of the purchase price was set-off against the Shareholder's Loan. (ii) repayment of the balance of the Shareholder's Loan in the amount of $ 9.5.

As a result of the share purchase, HOMI SA became, as of March 10, 2008, an indirectly wholly (100%) owned subsidiary of the Company.

The above-mentioned transactions resulted in other income in the amount of approximately $7 to the Company.

b.    On September 26, 2008, the Company filed a Form S-1 regarding the proposed issue of rights to its stockholders to purchase up to 12.5 million additional shares at 12 cents per share, expected to yield gross proceeds of approximately $1.5 million. Subsequent to the balance sheet date, comments were received from the SEC, following which an amended S-1 was filed, on November 4, 2008, and again on November 17, 2008 . In the amended S-1, it is proposed that 30 million shares be offered, at 5 cents per share.

-F 13-
-------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by HOMI. All amounts shown are estimates except the U.S. Securities and Exchange Commission registration fee.

U.S. Securities and Exchange Commission registration fee	$58.95
Subscription Agent fees	$10,000
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,000
Printing expenses	$5,000
Miscellaneous	$5,000
Total expenses	$35,058.95

ITEM 14.	Indemnification of Directors and Officers

Pursuant to Section 145 of the Delaware General Corporation Law, HOMI's Certificate of Incorporation provides that HOMI shall, to the fullest extent permitted by law, indemnify all directors, officers, incorporators, employees and agents of HOMI against liability for certain of their acts. HOMI's Certificate of Incorporation also provides that, with certain exceptions, no director of HOMI will be liable to HOMI for monetary damages as a result of certain breaches of fiduciary duties as a director. Exceptions to this include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit.

The Certificate of Incorporation and the By-Laws of HOMI provide that HOMI shall indemnify its officers, directors and certain others to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the General Corporation Law of Delaware provides in pertinent part as follows:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of he corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsection (a) and (b) of this section (unless ordered by a court shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by he board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer of director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board deems appropriate.

(f) The indemnification and advancement of expense provided by, or granted pursuant to, the subsections of this section shall not be deemed exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors of otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under his section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporations as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and reference to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a persons.

In accordance with Section 102(b)(7) of the GCL, Article Seven of the Certificate of Incorporation of the Registrant eliminates the personal liability of the Company's directors to HOMI or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain exceptions set forth in said Section 102(b)(7).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of HOMI pursuant to the foregoing provisions or otherwise, HOMI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

ITEM 15.	Recent Sales of Unregistered Securities

During the year ended December 31, 2005, we engaged a shareholder, Rhodia Mihali, to provide certain consulting services under an agreement that allowed us to remunerate the consultant in cash and/or shares of our common stock. The initial agreement provided that the number of shares to be issued would be 37,500 per quarter; however this number of shares was subsequently reduced by 20% to 30,000 shares for the third and fourth quarters of 2005. In March 2006, we made the decision to satisfy the amount owed of $68,000 for such consulting services through the issuance of 135,000 shares of our restricted common stock. We relied on Section 4(2) and Rule 506 in this transaction.

On February 10, 2006, HOMI completed an offering of 6,000,000 shares of its common stock. Pursuant to the terms of this offering, for each 5.028 shares held as of the record date, existing shareholders of HOMI were able to purchase one new share of HOMI common stock at $0.25 per share. Shareholders subscribed for the full amount of shares providing HOMI with gross offering proceeds of $1,500,000. HOMI relied on Section 4(2) of the Securities Act of 1933 in this non-public offering to persons who owned shares of HOMI prior to this offering. There was no general solicitation or advertising.

During the period March 1, 2006 to September 30, 2006, the Company issued 3,305,714 and 60,000 shares of its restricted common stock in exchange for common and preferred shares of BSI held by certain BSI shareholders. Between January 1, 2007 and September 31, 2007 we issued an additional 952,358 shares of our common stock in exchange for shares of BSI. Shares were issued to a total of 12 accredited investors.  We relied upon Section 4(2) and Rule 506 when issuing these shares. There were less than 35 purchasers and no general solicitation or advertising.

During the three month period ended June 30, 2007, two shareholders, Ariel Almog and Jacob Ronnel, converted outstanding loans of approximately $77,000 into 61,566 and 91,830 shares, respectively.

Between November 2006 and July 31, 2007, we issued $495,900 of convertible notes to 9 individuals who reside in Israel. These notes bear interest at a rate of 8% per annum and are convertible into common stock at a conversion rate ranging between $0.50 and $0.80 per share, depending on the dates of conversion. Interest on the notes are due and payable on a quarterly basis commencing March 2007. The principal of each note is to be repaid in eight equal quarterly installments commencing March 2009. We relied upon Section 4(2) and Rule 506 in this offering. There were less than 35 purchasers. There was no general solicitation or advertising. The financing under the notes was performed via a third party, unaffiliated with the Company, based on a  Memorandum of Understanding dated September 2006, as amended in February 2007, in return for a 10% commission on the amount raise.

With the exception of the offering of the convertible notes, there were no underwriters in any of these offerings.

ITEM 16.	Exhibits and Financial Statement Schedules

The exhibits to this Registration Statement are listed on the Exhibit Index Page hereof, which is incorporated by reference in this Item 16.

(a)	Exhibits required by Item 601 of Regulation S-K

2.1	Acquisition Agreement between Benjamin Acquisitions, Inc. and Bartech Mediterranean International, Ltd. (1) (2)
3.1	Certificate of Incorporation (1) (2)
3.1A	Certificate of Amendment to Certificate of Incorporation (1) (2)
3.2	By-Laws (1) (2)
4.4	Subscription Agent Agreement
4.5	Form of Rights Certificate
5.1 *	Opinion of Schonfeld & Weinstein, L.L.P.
10.1	HOMI Israel-BSI Agreement for Israel, Jordan and Turkey (1) (3)
10.2	HOMI Israel-BSI Agreement for South Africa (1) (3)
10.3	HOS-BSI Stock Purchase Agreement ((1) 3)
10.4	HOS-BSI Stockholders' Agreement (1) (3)
10.5	HOS-BSI Option (1) (3)
10.6	HOS Purchase Option Agreement (1) (3)
10.7	Bank Leumi Credit Agreement (1) (3)
10.8	Bank Leumi Promissory Note (1) (3)
10.9	Bank Leumi Security Agreement (1) (3)
10.10	Assignment by HOMI Israel to Protel Bilgisayar Limited Sirketi (1) (3)
10.11	Agreement between HOMI Israel and Intercontinental Hotels Corporation (1) (4)
10.12	Strategic Alliance between Bartech E.M.E.A SARL and HOMI (1) (6)
10.13	Consulting Agreement between HOMI Israel and Muscum Holding Corp. (1) (5)
10.14	Employment Agreement between HOS and Ariel Almog (1) (5)
10.15	Employment Agreement between HOS and Jacob Ronnel (1) (5)
10.16	Agreement with Rodia Mihali (1) (6)
10.17	Loan Agreement by and between HOMI and Jacky Ronnel dated December 1, 2003 (1) (7)
10.18	Loan Agreement by and between HOMI and Ariel Almog dated December 1, 2003 (1) (7)
10.19	Loan Agreement by and between HOMI and Avraham Bahry and Rodia Mihali dated March 1, 2003 (1) (7)
10.20	Financing Agreement between HOMI and Solog Mifalelei Srigah Ltd. dated February 28, 2005 (9)
10.21	Financing Agreement between HOMI and Solog Mifalelei Srigah Ltd., as amended on May 17, 2005 (10)
10.22	Loan Agreement by and between HOMI and Avraham Bahry and Rodia Mihali dated November 2004.
10.33*	Loan Agreement by and between HOMI and Avraham Bahry and Daniel Cohen dated November 11, 2008
10.34*	Employment Agreement by and between HOMI Europe S.A.R.L and Jacob Ronnel dated January 1, 2008
10.35*	Employment Agreement by and between HOMI Israel Ltd. and Daniel Cohen dated August 11, 2008
10.36*	Employment Agreement by and between HOMI Israel Ltd. and Linor Labandter dated April 16, 2007 and amended July 31, 2008.
14.0	Code of Ethics (8)
21.0	Subsidiaries (3)
23.1*	Consent of Barzily & Co.
23.2 *	Consent of Schonfeld & Weinstein, L.L.P. will be contained in Exhibit 5.1 hereto
99.1	Form of Instructions as to Use of Rights Certificates.
99.2	Form of Notice of Guaranteed Delivery for Rights Certificates.
99.3	Form of Letter to Stockholders Who are Record Holders.
99.4	Form of Letter to Stockholders who are Beneficial Holders.
99.5	Form of Nominee Holder Certification.
99.6	Beneficial Owner Election Form.

(1)	Incorporated by reference.
(2)	Incorporated by reference from initial filing of registration statement on Form SB-2 filed July 7, 2002.
(3)	Incorporated by reference from Amendment No. 1 to registration statement on Form SB-2 filed October 15, 2002.
(4)	Incorporated by reference from Amendment No. 2 to registration statement on Form SB-2 filed January 21, 2003.
(5)	Incorporated by reference from Amendment No. 3 to registration statement on Form SB-2 filed July 3, 2003.
(6)	Incorporated by reference from Amendment No. 4 to registration statement on Form SB-2 filed August 6, 2003.
(7)	Incorporated by reference from Form 8-K filed April 8, 2004.
(8)	Incorporated by reference from Form 10-KSB filed on April 16, 2004.
(9)	Incorporated by reference from Form 8-k filed March 1, 2005
(10)	Incorporated by reference from Form 8-k filed May 19, 2005

*	Filed herewith .

ITEM 17.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on November 14, 2008.

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.

Dated: November 23, 2008	By:	/s/ Daniel Cohen
Daniel Cohen, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date or dates indicated:

	/s/ Daniel Cohen		/s/ Jacob Ronnel
	Daniel Cohen, President, Director		Jacob Ronnel, Chief Executive Officer, Director
Dated:	November 23, 2008	Dated:	November 23, 2008

	/s/ Linor Labandter		/s/ Ariel Almog
	Linor Labandter, Principal Accounting Officer,		Ariel Almog, Director
	Chief Financial Officer	Dated:	November 23, 2008
Dated:	November 23, 2008

/s/Jacob Faigenbaum
	Jacob Faigenbaum, Director		Jules Polak, Director
Dated:	November 24, 2008	Dated:

	/s/Yoav Ronen		/s/ Avraham Bahry
	Yoav Ronen, Director		Avraham Bahry, Director
Dated:	November 24, 2008	Dated:	November 24, 2008